As filed with the Securities and Exchange Commission on November 18, 2005

Registration No. 333-•

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6211	94-2844166
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

135 East 57th Street

New York, New York 10022

(646) 521-4300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Russell S. Elmer

General Counsel

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

(646) 840-8846

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Daniel G. Kelly, Jr.

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
8% Senior Notes due 2011	$100,000,000	100%	$100,000,000	$11,770
7 3/8% Senior Notes due 2013	$600,000,000	100%	$600,000,000	$70,620

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED November 18, 2005

Offer to Exchange

8% Senior Notes Due 2011 and 7 3/8% Senior Notes Due 2013

for

8% Senior Notes Due 2011 and 7 3/8% Senior Notes Due 2013

We are offering to exchange up to $100,000,000 of our new 8% Senior Notes Due 2011 for up to $100,000,000 of our existing 8% Senior Notes Due 2011, and up to $600,000,000 of our new 7 3/8% Senior Notes Due 2013 for up to $600,000,000 of our existing 7 3/8% Senior Notes Due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

To exchange your old notes for new notes:

•	you are required to make the representations described on page 2 to us

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York, by 5:00 p.m., New York time, on •, 2005

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes

See “ Risk Factors” beginning on page 20 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

•, 2005

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only as of the date of this document.

SUMMARY

This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

THE EXCHANGE OFFER

Securities Offered

We are offering up to $100,000,000 aggregate principal amount of 8% Senior Notes Due 2011, which we refer to as the new 2011 notes. We are also offering up to $600,000,000 aggregate principal amount of 7 3/8% Senior Notes Due 2013, which we refer to as the new 2013 notes. Both the new 2011 notes and the new 2013 notes have been registered under the Securities Act, and we refer to them together as the new notes.

The Exchange Offer

We are offering to issue the new 2011 notes and the new 2013 notes in exchange for like principal amounts of our existing 8% Senior Notes Due 2011 and 7 3/8% Senior Notes Due 2013, respectively, which we refer to together as the old notes. You may only exchange old notes for new notes of the same interest rate and maturity. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal

The exchange offer will expire at 5:00 p.m. New York City time on •, 2005 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time on or prior to the expiration date. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See “Material U.S. Federal Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes

If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

•	you are not one of our “affiliates”, as defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of E*TRADE, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. The following summary is provided solely for your convenience. For a more detailed description of the new notes, see “Description of the New Notes.”

Notes Offered	$100,000,000 aggregate principal amount of 8% Senior Notes Due 2011 and $600,000,000 aggregate principal amount of 7 3/8% Senior Notes Due 2013.

Maturity	New 2011 notes: June 15, 2011.

New 2013 notes: September 15, 2013.

Interest	New 2011 notes: 8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2005.

New 2013 notes: 7 3/8% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2006.

Optional Redemption

New 2011 notes: We may redeem any of the new 2011 notes beginning on June 15, 2008. The initial redemption price is 104% of their principal amount, plus accrued interest. The redemption price will decline after 2008 as follows:

If redeemed during the twelve- month period commencing June 15,	Redemption price
2008	104.000%
2009	102.000%
2010 and thereafter	100.000%

In addition, at any time prior to June 15, 2007, we may redeem up to 35% of the principal amount of the new 2011 notes with the Net Cash Proceeds (as defined under “Description of the New Notes—Definitions”) of one or more sales of our Capital Stock (other than Disqualified Stock) (each, as defined under “Description of the New Notes—Definitions”) at a redemption price of 100% of their principal amount plus a premium equal to the interest rate per annum on the new notes applicable on the date on which notice of redemption is given, plus accrued interest; provided that at least 65% of the aggregate principal amount of new 2011 notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

New 2013 notes: We may redeem any of the new 2013 notes beginning on September 15, 2009. The initial redemption price is 103.688% of their principal amount, plus accrued interest. The redemption price will decline after 2009 as follows:

If redeemed during the twelve- month period commencing September 15,	Redemption price
2009	103.688%
2010	101.844%
2011 and thereafter	100.000%

In addition, at any time prior to September 15, 2008, we may redeem up to 35% of the principal amount of the new 2013 notes with the Net Cash Proceeds (as defined under “Description of the New Notes—Definitions”) of one or more sales of our Capital Stock (other than Disqualified Stock) (each, as defined under “Description of the New Notes—Definitions”) at a redemption price of 100% of their principal amount plus a premium equal to the interest rate per annum on the new notes applicable on the date on which notice of redemption is given, plus accrued interest; provided that at least 65% of the aggregate principal amount of new 2013 notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

Change of Control

Upon a Change of Control (as defined under “Description of the New Notes—Definitions”) we may be required to make an offer to purchase the new notes. The purchase price will equal 101% of the principal amount of the new notes on the date of purchase, plus accrued interest, if, as a direct or indirect result of the Change of Control, a Rating Decline (as defined under “Description of the New Notes—Definitions”) occurs. We may not have sufficient funds available at the time of a Change of Control to make any required debt payment (including repurchases of the new notes).

Ranking

The new notes will be general senior obligations of the Company but will not be guaranteed by the subsidiaries through which the Company currently conducts substantially all of its operations. The new notes will rank equal in right of payment with all of the Company’s existing and future unsubordinated indebtedness, and will rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness.

As of September 30, 2005, on an as adjusted basis after giving effect to the sale of the old notes and the expected draw down of a portion of our senior secured revolving credit facility in connection with our acquisition of

Harrisdirect, LLC, we would have had approximately $1.3 billion of senior debt, of which $150.0 million would have been secured debt, and $185.2 million of subordinated debt.

Because our obligations under the new notes are not guaranteed by our subsidiaries, creditors of our subsidiaries, including trade creditors, customers, and preferred stockholders, if any, of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiary over the claims of the holders of the new notes. The new notes, therefore, will be structurally subordinated to the claims of creditors, including trade creditors, customers, and preferred stockholders, if any, of our subsidiaries. As of September 30, 2005, our subsidiaries had $18.1 billion outstanding in such liabilities, excluding deposits, which were $14.6 billion. Claims of the holders will also rank lower in priority than our guarantees of indebtedness of our subsidiaries, which we enter into in the ordinary course of business. As of September 30, 2005, there were $246.5 million of such guarantees. In addition, from time to time we provide guarantees of obligations of our subsidiaries that fluctuate in amount based on the size of the relevant transaction, such as guarantees of foreign exchange agreements, standby letters of credit and securities lending obligations.

The new notes are also effectively subordinated to our secured debt to the extent of collateral securing those obligations and the liabilities of our subsidiaries, and the indenture permits us and our subsidiaries to incur additional debt that would be structurally senior to the notes under specified circumstances. If our existing or future secured creditors exercise their rights to liquidate our pledged assets, the secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the new notes. Holders of the new notes would be entitled to make claims on our remaining assets ratably with all of our other unsubordinated creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the new notes then outstanding.

Certain Covenants	The terms of the new notes will limit our ability and the ability of our Restricted Subsidiaries and, in certain limited cases, Regulated Subsidiaries, among other things, to:

•	incur additional debt and issue Preferred Stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Regulated Subsidiaries or Restricted Subsidiaries;

•	issue or sell capital stock of Regulated Subsidiaries or Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens; and

•	effect mergers.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the New Notes—Covenants” in this prospectus. These exceptions and qualifications include, among other things, a variety of provisions that are intended to allow the Company to continue to conduct its brokerage and banking operations in the ordinary course of business.

Pursuant to the Indenture, the following covenants apply to the Company and its Restricted Subsidiaries, but generally do not apply to the Company’s Regulated Subsidiaries:

•	limitation on indebtedness and issuances of preferred stock, which restricts the Company’s ability to incur additional indebtedness or to issue preferred stock;

•	limitation on restricted payments, which generally restricts the Company’s ability to declare certain dividends or distributions or to make certain investments;

•	limitation on dividend and other payment restrictions affecting Restricted Subsidiaries or Regulated Subsidiaries, which generally prohibits restrictions on the ability of certain of the Company’s subsidiaries to pay dividends or make other transfers;

•	limitation on the issuance and sale of capital stock of Restricted Subsidiaries or Regulated Subsidiaries, which restricts sales of capital stock of certain of the Company’s subsidiaries;

•   future Subsidiary Guarantees, which prohibits certain of the Company’s subsidiaries from guaranteeing indebtedness of the Company or any Restricted Subsidiary unless the new notes are comparably guaranteed;

• limitation on transactions with shareholders and affiliates, which generally requires transactions among the Company’s affiliated entities to be conducted on an arm’s-length basis;

• limitation on liens, which generally prohibits the Company or its Restricted Subsidiaries from granting liens unless the new notes are comparably secured;

• limitation on sale-leaseback transactions, which generally prohibits the Company and its Restricted Subsidiaries from engaging in such transactions; and

• limitation on asset sales, which generally prohibits the Company and certain of its subsidiaries from selling assets or certain securities or property of significant subsidiaries.

Under certain circumstances, however, the covenants under “—Limitation on Indebtedness and Issuances of Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries,” “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries,” “—Future Subsidiary Guarantees,” “—Limitation on Transactions with Shareholders and Affiliates,” “—Limitation on Sale-Leaseback Transactions” and “—Limitation on Asset Sales” may apply to the Company’s Regulated Subsidiaries, depending on the nature of the transaction in question, whether a Regulated Subsidiary is incurring any Indebtedness (as defined in the Indenture) and a variety of other factors. In addition, the covenant under “—Limitation on Lines of Business,” which generally prohibits the Company and certain of its subsidiaries from engaging in businesses unrelated to financial services, applies to the Company, its Restricted Subsidiaries and its Regulated Subsidiaries.

For purposes of these covenants, Regulated Subsidiaries generally include any of the Company’s subsidiaries that are regulated by foreign, federal or state banking regulators; subsidiaries of such entities the sole purpose of which is to issue trust preferred securities; registered broker-dealers; entities that conduct an insurance business and that are regulated by a state, federal or foreign insurance regulatory body; and any other subsidiary that is subject to minimum capital requirements or other similar material regulatory requirements by applicable authorities. Restricted Subsidiaries generally include any of the Company’s subsidiaries that are not Regulated Subsidiaries and that have not been designated by the Company’s board of directors as unrestricted.

Neither the old notes nor the new notes have been rated by Moody’s or Standard & Poor’s. In the event that the new notes are rated investment grade by Moody’s or Standard & Poor’s, many of the restrictive covenants will permanently cease to apply.

As of September 30, 2005, Regulated Subsidiaries represented 98% of our total assets and for the nine months ended September 30, 2005, represented nearly all and 84% of our total net revenues and net income, respectively.

Use of Proceeds	We will not receive any proceeds from the exchange of new notes for old notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary consolidated financial data. You should read the following data in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2005, each of which is incorporated herein by reference (except for Item 8 in our Annual Report on Form 10-K which has been revised in our Current Report on Form 8-K filed on October 17, 2005), as well as the consolidated financial statements and notes appearing in each such report. The selected consolidated financial data for each of the years in the three-year period ended December 31, 2004 were derived from our audited consolidated financial statements. The selected consolidated financial data as of September 30, 2005, and for the nine months ended September 30, 2005 and 2004 were derived from our unaudited condensed consolidated financial statements. These unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of results that may be expected for the year ended December 31, 2005.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in thousands, except per share amounts)
Consolidated Statement of Operations Data:

Net revenues(1)	$1,236,694	$1,100,142	$1,509,442	$1,374,057	$1,278,579
Facility restructuring and other exit charges	495	(1,233)	15,688	134,191	15,357
Operating income(2)	441,832	365,695	491,233	185,986	258,445
Gain (loss) on sale and impairment of investments	68,322	107,506	128,103	147,874	(20,302)
Net income from continuing operations before cumulative effect of accounting changes	318,589	279,834	378,742	198,761	115,226
Net income (loss) from discontinued operations before cumulative effect of accounting changes(3)	(19,183)	10,821	1,741	4,266	(7,962)
Income before cumulative effect of accounting changes(4)	299,406	290,655	380,483	203,027	107,264
Net income (loss)	$301,052	$290,655	$380,483	$203,027	$(186,405)

Net income per share from continuing operations:
Basic	$0.87	$0.76	$1.03	$0.56	$0.32
Diluted(5)	0.84	0.72	0.98	0.54	0.32

Net income (loss) per share from discontinued operations:
Basic	$(0.05)	$0.03	$0.01	$0.01	$(0.02)
Diluted(5)	(0.05)	0.03	0.01	0.01	(0.02)

Income per share before cumulative effect of accounting changes(4):
Basic	$0.82	$0.79	$1.04	$0.57	$0.30
Diluted(5)	0.79	0.75	0.99	0.55	0.30

Income (loss) per share:
Basic	$0.82	$0.79	$1.04	$0.57	$(0.52)
Diluted(5)	0.79	0.75	0.99	0.55	(0.52)

Shares used in computation of per share data:
Basic	366,215	366,244	366,586	358,320	355,090
Diluted(5)	379,768	411,073	405,389	367,361	361,051

Ratio of earnings to fixed charges	1.83	2.00	1.97	1.53	1.32

As of September 30, 2005
(In thousands)

Consolidated Balance Sheet Data:
Cash and equivalents	$1,389,562
Brokerage receivables, net	3,764,410
Mortgage-backed securities	9,359,212
Loans, net	17,685,328
Total assets	36,202,471
Deposits	14,550,696
Senior notes	853,654
Convertible subordinated notes and capital lease liability	185,196
Shareholders’ equity	2,514,295

(1)	Net revenues is revenues net of interest expense and the provision for loan losses.
(2)	Operating income is income before other income (loss), income taxes, discontinued operations and cumulative effect of accounting changes.
(3)	On May 31, 2005, we closed our E*TRADE Professional unit responsible for both proprietary and hybrid proprietary trading models. During the three months ended June 30, 2005, we decided to sell our RV and marine loan origination business. On June 30, 2004, we completed the sale of substantially all of the assets and liabilities of E*TRADE Access to Cardtronics, LP and Cardtronics, Inc. for $107.0 million in cash. We have reflected these businesses’ results of operations as discontinued operations for all periods presented.
(4)	For the nine months ended September 30, 2005, we recorded a credit of $1.6 million as the cumulative effect of an accounting change, net of tax, in connection with our adoption of SFAS No. 123(R), Share-Based Payment. In 2002, we recorded a $293.7 million charge in connection with the cumulative effect of an accounting change resulting from the adoption of SFAS No. 142, Goodwill and Other Intangible Assets.
(5)	For the nine months ended September 30, 2004 and year ended December 31, 2004, diluted net income per share is calculated using the ‘if converted’ method, which includes the additional dilutive impact assuming conversion of our subordinated convertible debt. Under the ‘if converted’ method, the per share numerator excludes the interest expense and related amortization of offering costs from the convertible debt, net of tax of $17.5 million and $20.0 million, respectively. The denominator includes the shares issuable from the assumed conversion of the convertible debt of 31.8 million and 25.8 million shares, respectively. For the other periods, the ‘if converted’ method is not used as its effect would be anti-dilutive.

WHERE YOU CAN FIND MORE INFORMATION

We file annual quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference includes important business and financial information that is not included in this document and is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in the prospectus. We incorporate by reference the documents listed below, all filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 10, 2005 (except for Item 8 which has been revised in our Current Report on Form 8-K filed on October 17, 2005);

•	our Proxy Statement on Schedule 14A, filed on April 25, 2005;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, filed on May 6, 2005, for the quarter ended June 30, 2005, filed on August 5, 2005 and for the quarter ended September 30, 2005, filed on November 1, 2005; and

•	our Current Reports on Form 8-K and/or Form 8-K/A filed on January 6, 2005, February 18, 2005, March 16, 2005, April 18, 2005, May 31, 2005, July 28, 2005, August 5, 2005, August 11, 2005, September 6, 2005, September 15, 2005, October 3, 2005, October 7, 2005, October 11, 2005, October 17, 2005, October 31, 2005, November 4, 2005, November 15, 2005, November 17, 2005 and November 18, 2005.

You may request a copy of these filings at no cost from our website at http://www.etrade.com or by writing or telephoning us at the following address:

Investor Relations

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

888-772-3477

The information on our website is not a part of, or incorporated by reference in, this prospectus and should not be relied upon in determining whether to make an investment in the notes.

BUSINESS

Overview

E*TRADE Financial Corporation is a global company, offering a wide range of financial solutions to the self-directed consumer through regulated subsidiaries under the brand “E*TRADE FINANCIAL.” We use technology to provide differentiated trading, investing, banking and lending products, primarily through the Internet and other electronic media. Because we offer and deliver our products in this manner, we enjoy enhanced scale and a lower operating cost structure than many traditional “brick and mortar” financial services companies. This structure allows us to provide financial solutions to our customers through a value proposition that is based upon price, functionality and service. During the past three years, we have focused on broadening our product offerings to expand relationships with customers and to integrate our products and their supporting technologies to improve profitability.

We have two operating segments: retail and institutional. The retail segment consists of investing, trading, banking and lending product and service offerings, while the institutional segment consists of balance sheet management, market-making and global execution and settlement services for institutional customers.

We serve three client bases (retail, corporate and institutional) through our retail and institutional operating segments. In 2004, we derived approximately 60% of our revenues from our retail segment, of which less than 5% was from corporate customers, and approximately 40% of our revenues from our institutional segment.

Retail customers are offered a wide range of trading, investing, banking and lending products. We maintain E*TRADE FINANCIAL Centers in New York City, New York; San Francisco, California; Alhambra, California; Alpharetta, Georgia; Beverly Hills, California; Boston, Massachusetts; Chicago, Illinois; Costa Mesa, California; Dallas, Texas; Denver, Colorado; La Jolla, California; Orlando, Florida; Palo Alto, California; Scottsdale, Arizona; and Washington, DC; and, in the near future, Seattle, Washington that offer retail customers personal access to a team of licensed relationship specialists. We offer, either alone or with our partners, branded retail brokerage websites in the U.S., Australia, Canada, Denmark, Estonia, France, Germany, Hong Kong, Iceland, Japan, Korea, Sweden and the United Kingdom. We recently launched an investor education website in traditional and simplified Chinese for investors in Asia. Corporate clients (which accounted for less than 5% of retail revenues in 2004) use our employee stock plan administration and options management tools. These corporate client accounts provide us with an opportunity to reach our clients’ employees and offer them our products and services.

Our corporate offices are located at 135 East 57th Street, New York, New York 10022. We maintain significant domestic corporate and operational offices in Arlington, Virginia; Menlo Park, California; Irvine, California; Chicago, Illinois; Rancho Cordova, California; and Alpharetta, Georgia. With the closing of our acquisition of Harrisdirect, LLC (“Harrisdirect”), we have added operational facilities in Sandy, Utah; Charlotte, North Carolina and Jersey City, New Jersey. Although not as significant, we maintain international offices in London, United Kingdom; Paris, France; Stockholm, Sweden; Copenhagen, Denmark; Berlin, Germany; Tokyo, Japan; and Hong Kong. We were incorporated in California in 1982 and reincorporated in Delaware in July 1996. As of September 30, 2005, we had approximately 3,000 employees.

Business Strategy

We strive to create a differentiated financial services franchise by leveraging technology to deliver a compelling combination of product, service and price to the self-directed consumer. Our goal is to establish a robust business model through a disciplined management approach. We seek to continually improve our understanding of our customers to create integrated, compelling and differentiated solutions for them that will stimulate demand and, subsequently, revenue.

We are well positioned to measure and analyze customer behavior and develop sophisticated segmentation strategies with our core online technology platform. This is enhanced by our lower operating cost structure relative to traditional institutions, which allows us to profitably have smaller investors as clients, a segment not being efficiently serviced by full-service brokers. Going forward we will continue to focus on segmenting our customers and developing new offerings on a segment-by-segment basis. We intend to selectively pursue acquisition and consolidation opportunities that build on our core competencies and enhance our scale.

Overview of Segments

In January 2005, we revised our financial reporting to reflect the manner in which our chief operating decision maker has begun assessing our performance and making resource allocation decisions. As a result, we now report our operating results in two segments, retail and institutional, rather than our former brokerage and banking segments. This realignment focuses our financial reporting on customer segments rather than product segments, just as our operational management has changed its focus. For our retail segment, the realignment integrated the management and operations of our investing, trading, banking and lending product and service offerings, including margin loan activities, and stock plan administration products and services for the retail customer. For our institutional segment, the realignment integrated the management and operations of balance sheet management, market-making and global execution and settlement services businesses, with a focus on creating greater integration within our institutional segment and stronger leverage of our retail segment.

Retail Segment

Our retail segment generates revenues and earnings through our investing, trading, banking and lending relationships with our retail customers. These relationships drive essentially five sources of revenues including commissions, gain on loan originations, net interest income, service charges and fees and other revenues. This segment also includes results from our stock plan administration products and services, as we are ultimately servicing a retail customer through these corporate relationships.

Investing & Trading

The investing and trading component of the retail segment offers a full suite of retail brokerage products and services based upon a proprietary transaction-enabling system which includes a wide variety of functions and services that allow customers to open and monitor investment accounts and to place orders for equity, option, mutual fund, exchange-traded funds and fixed income products. Customers are able to monitor their accounts through real-time quotes and balance updates.

Our brokerage services primarily consist of the activities of our following subsidiaries:

•	E*TRADE Securities, a registered broker-dealer and provider of brokerage services to retail customers;

•	E*TRADE Clearing, the clearing firm for E*TRADE Securities, E*TRADE Professional Trading LLC, E*TRADE Capital Markets (“ETCM”), E*TRADE Capital Markets—Execution Services (“ETCM-ES”) and others;

•	ETCM—ES, formerly Dempsey & Company LLC, a registered broker-dealer, specialist and market-making firm;

•	ETCM, formerly GVR & Company, LLC, a registered broker-dealer, a market-making firm and also acts as agent for our institutional customers;

•	E*TRADE Professional Trading, LLC, a registered broker-dealer; and

•	E*TRADE Financial Corporate Services, Inc., a provider of stock plan administration and options management tools to corporate customers.

Products and services

Brokerage services are based upon proprietary transaction-enabling technology and are designed primarily to serve the needs of self-directed investors. Our full suite of retail brokerage products and services include:

•	automated order placement and execution of market and limit equity, futures, options, exchange-traded funds and bond orders;

•	real-time streaming quotes, commentary and news;

•	advanced trading platforms for active traders;

•	personalized portfolio tracking;

•	access to nearly 6,000 non-proprietary and proprietary mutual funds;

•	FDIC-insured SDA;

•	quick transfer functionality that facilitates the transfer of funds to/from external accounts;

•	individual retirement accounts and college savings plan products; and

•	stock option plan administration products and services.

Commissions

We earn commissions when customers execute trades. The level of a customer’s trading activity during a quarter or assets held in combined retail accounts determine the commission that will be charged per trade. The following table shows our customer segmentation criteria and current base commission pricing. Base commissions are subject to change at any time based upon market conditions and other functions.

Customer segment	Segmentation criteria	Current base commission pricing
Active Trader	15 trades or more per quarter	$6.99-$9.99 per trade

Serious Investor	Less than 15 trades per quarter or $50,000 or more in assets in combined retail accounts	$11.99 per trade

Main Street Investor	Less than 15 trades per quarter and less than $50,000 in assets in combined retail accounts	$14.99 per trade

Customers of E*TRADE Professional Trading, LLC are subject to a separate commission schedule. The commission is primarily determined on a per share basis and is a negotiated amount with the traders. On a per trade basis, the average commission is less than that charged to the Active Trader segment and generally ranges from $1.50 to $1.75 per trade.

Over the past three years, commission revenues have represented on average approximately 23% of total net revenues. Trades by Active Traders represent approximately half of our retail trades and approximately one-third of our total trades. We analyze our commission revenues based on DARTs and average commission per trade.

International Operations

We offer our services in international markets directly through our website at www.etrade.com as well as through additional branded retail brokerage websites in Canada, Denmark, Estonia, France, Germany, Hong Kong, Iceland, Sweden and the United Kingdom. We also have minority equity investments in companies that license the E*TRADE brand and operate websites in Australia, Japan and Korea. Our reported performance metrics, including DARTs, do not include operating information from these licensees. Our total net U.S. revenues, which we determine based on the geographic location of the legal entity in which the revenue was earned, were $1.36 billion in 2004, $1.32 billion in 2003 and $1.19 billion in 2002. Our total net non-U.S.

revenues were $0.17 billion in 2004, $0.12 billion in 2003 and $0.10 billion in 2002. No individual foreign country accounted for more than 10% of revenues in any of these years.

Banking

We offer our retail customers a full array of banking and lending products and services through E*TRADE Bank (the “Bank”) and its subsidiaries. As a result of the integration of our brokerage and banking systems, customers can readily transfer funds between their brokerage and banking accounts, thereby giving them the opportunity to optimize the use of their funds, including a competitive interest rate on idle investment funds through the SDA product. The branchless structure permits us to serve customers nationwide. We offer services to customers 24 hours a day, seven days a week through the Internet, automated telephone service, Internet-enabled wireless devices and direct modem access.

We offer our banking services primarily through the activities of our following subsidiaries:

•	E*TRADE Re, LLC, a provider of mortgage reinsurance;

•	the Bank, a Federally chartered savings bank that provides deposit accounts insured by the FDIC and consumer lending products to retail customers nationwide;

•	E*TRADE Mortgage, a direct-to-consumer mortgage loan originator;

•	E*TRADE Settlement Services, Inc., which provides full appraisal, closing and title services for mortgage loans;

•	Lending Link LLC, which acts as a title agency and provides key operational support for home equity loans;

•	ETGAM, a registered broker dealer and investment advisor that manages asset portfolios for the Bank; and

•	E*TRADE Consumer Finance, an RV, marine and other consumer loan originator and services. We recently sold the origination and servicing portion of E*TRADE Consumer Finance to GE Consumer Finance for $60 million.

Lending

Margin Lending

We earn interest income within our retail segment through margin loans to investing customers that are collateralized by their securities through E*TRADE Clearing, as well as through customer deposit originations. In permitting customers to purchase securities on margin, we take the risk of a market decline that could reduce the value of the collateral held by us below the customers’ indebtedness before the collateral can be sold, which could result in losses. To mitigate this, we actively monitor customer margin balances, employ several control processes to diminish our risk and establish provisions for those margin balances which may be uncollectible.

Mortgage and Home Equity Lending

We provide direct-to-consumer mortgage and home equity loans through E*TRADE Mortgage Corporation, a wholly-owned subsidiary of the Bank. We believe growth in HELOC and mortgage whole loans represent a significant opportunity to further leverage the Bank balance sheet through our retail relationships.

Institutional Segment

Our institutional segment generates revenues and earnings from Bank balance sheet management activities, market-making, global execution and settlement services clearing operations and securities lending and borrowing. We have experienced significant growth in our institutional segment in recent periods as we continue to integrate our businesses and leverage the retail segment to provide additional institutional business opportunities.

Balance Sheet Management

Through our balance sheet management operations, we generate institutional net interest income, gain on sales of loans and securities, net and management fee income. The Bank’s net interest income, net of provision for loan losses, represented 29%, 16% and 16% of total net revenues for 2004, 2003 and 2002, respectively, and 22% for the nine-month period ended September 30, 2005.

As of September 30, 2005, the Bank’s portfolio was comprised of mortgage-backed securities, home equity loans, mortgage whole loans, consumer loans including RV, marine, automobile and credit cards and other. With the exception of credit card loans, all of the Bank’s real estate, consumer and other loans are collateralized. At September 30, 2005, approximately $7.3 billion or 42% of the Bank’s loan balance was comprised of first mortgage loans. The Bank also offers home equity lines of credit and second mortgage loan products, which allow approved customers to borrow against the equity in their homes. The balance of loans outstanding under these loan products was $6.0 billion or approximately one-third of the Bank’s loan balance at September 30, 2005. The remaining $4.3 billion or 24% of the loan balance outstanding at September 30, 2005, primarily represented consumer loans for RV, marine, automobile and credit card loans. Prior to originating loans or extending a line of credit, the Bank evaluates the customer’s credit history, FICO scores, collateral used to securitize the loan and other relevant information to determine whether the potential loan meets the Bank’s credit policies associated with the specific loan product.

Market-making Activities

ETCM-ES is a Chicago Stock Exchange Specialist trading both Listed and OTC securities. ETCM is a specialist for listed securities on the National Stock Exchange and a NASDAQ/BB/ADR market maker in the Over-the-Counter marketplace. A specialist is a broker-dealer authorized by an exchange to be a party through which trading on the floor of the exchange is transacted. As a specialist the we are responsible for facilitating an underlying market in certain securities, and we frequently take or are required to take, principal positions in these securities. Trading gains and losses result from these activities. Market-making revenues are influenced by overall trading volumes, the number of stocks for which it acts as a market maker and the trading volumes of those specific stocks. The majority of share volume for market making activities involves bulletin board and pink sheet securities, both of which are transacted by ETCM.

Global Execution and Settlement Services

We provide institutional customers with electronic brokerage services, including direct access to international exchanges through a web-based platform. The platform also offers real-time, online access to statements and electronic settlement capabilities. In addition, we provide our customers worldwide access to research provided by third parties. Institutional customers may use a portion of the commissions that they generate in trading securities to pay for the research services. We track the commissions that a customer has generated and the corresponding research credits awarded through a proprietary system. Pricing for institutional trading is individually negotiated and is frequently variable depending on market conditions. Consequently, we report revenues for this trading as principal transactions in our consolidated statement of operations.

Clearing Operations

We provide clearing operations to most of our customers and other broker-dealers through our clearing firm subsidiary, E*TRADE Clearing. Clearing operations include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. Performing substantially all of our own clearing operations allows us, through E*TRADE Clearing, to retain customer free credit balances and securities for use in margin and stock lending activities, respectively. E*TRADE Clearing has an agreement with ADP Services through 2013, which replaced BETA Systems in 2004, for the provision of computer services to support order entry, order routing, securities processing, customer statement preparation, tax reporting, regulatory reporting and other services necessary to manage a brokerage clearing business. We outsource clearing of all our international institutional transactions with the exception of the Japanese, Hong Kong, Singapore and Thai markets.

Securities Lending and Borrowing

We borrow securities both to cover customer short sales and to complete customer transactions in the event a customer fails to deliver securities by the required settlement date. We collateralize such borrowings by depositing cash or securities with the lender and receiving a rebate (in the case of cash collateral) or paying a fee calculated to yield a negotiated rate of return. When lending securities, we receive cash or securities and generally pay a rebate (in the case of cash collateral) to the other party in the transaction. Securities lending and borrowing transactions are generally conducted pursuant to written and/or oral agreements with counterparties requiring that the securities borrowed be “marked-to-market” on a daily basis through the facilities of the various national clearing organizations.

Competition

The electronic financial services market, over the Internet and other distribution channels, continues to evolve rapidly and is intensely competitive. We do not expect this environment to change in the future. As we continue to diversify and expand our services, we expect the number of our competitors to increase. We are in direct competition with full commission brokerage firms, discount brokerage firms, online brokerage firms, Internet banks, market-making firms, mortgage companies and traditional brick & mortar retail banks and thrifts. These competitors also provide touchtone telephone, voice response and online banking services, electronic bill payment services and a host of other financial products.

Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of financial products and services. Many also have greater name recognition, greater market acceptance and larger customer bases. These competitors may conduct extensive promotional activities and offer better terms, lower prices and/or different products and services than we do. Moreover, some of our competitors have established relationships among themselves or with third parties to enhance their products and services. This means that our competitors may be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can.

Regulation

Our business is subject to stringent regulation by U.S. Federal and state regulatory agencies and securities exchanges and by various non-U.S. governmental agencies or regulatory bodies, securities exchanges and central banks, each of which has been charged with the protection of the financial markets and the protection of the interests of those participating in those markets. These regulatory agencies in the United States include, among others, the SEC, the NASD, the NYSE, the FDIC, the Municipal Securities Rulemaking Board and the OTS. We are also subject to extensive regulation outside of the United States. Additional legislation, regulations and rulemaking may directly affect our manner of operation and profitability.

Our broker-dealers are registered with the SEC and are subject to regulation by the SEC and by self-regulatory organizations, such as the NYSE, NASD and the securities exchanges of which each is a member.

ETGAM and E*TRADE Securities act as investment advisers and principal underwriters and distributors, respectively, of E*TRADE Funds. E*TRADE Funds is a registered management investment company regulated under the Investment Company Act of 1940.

E*TRADE Re, LLC and ETB Holdings, Inc., as savings and loan holding companies, and the Bank, as a Federally chartered savings bank, and its subsidiaries are subject to extensive regulation, supervision and examination by the OTS, and also, in the case of the Bank, the FDIC. Such regulation covers all aspects of the banking business, including lending practices, safeguarding deposits, capital structure, transactions with affiliates and conduct and qualifications of personnel.

Recent Developments

October 2005 Offering of Additional Senior Notes

As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, on October 28, 2005, we announced that we had priced an offering of $250 million aggregate principal amount of our 7 3/8% Senior Notes due 2013 in a private placement as an add-on offering to the $350 million aggregate principal amount of our 7 3/8% Senior Notes due 2013 that we previously issued in September 2005. We closed this offering of additional 7 3/8% Senior Notes due 2013 on November 10, 2005. We intend to use substantially all of the net proceeds from the offering of these additional notes to fund the purchase price for the BrownCo online brokerage business (“BrownCo”) operated by J.P. Morgan Invest, LLC, and pay related transaction fees and expenses.

November 2005 Issuance of Common Stock, Senior Notes and Equity Units

On November 17, 2005, we announced the pricing of offerings under an existing shelf registration statement for our common stock, senior notes and equity units. We intend to use substantially all of the net proceeds from these securities offerings to fund the purchase price for BrownCo and pay related transaction fees and expenses. The offerings are expected to close on November 22, 2005.

Common Stock.    In connection with the common stock offering, we entered into forward sale agreements with affiliates of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. as the forward purchasers pursuant to which the forward purchasers (or their respective affiliates) would borrow and sell approximately 36 million shares of our common stock. The underwriters offered these shares to the public at a price of $18.00 per share. In addition, the underwriters have an option to purchase up to approximately 3.6 million additional shares of common stock, exercisable solely to cover over-allotments. The forward sale agreements provide for settlement on a settlement date or dates to be specified by us at the public offering price less the underwriting discount (subject to adjustment). The settlement of the forward sale agreements is expected to occur in conjunction with the closing of our acquisition of BrownCo, but in no event later than twelve months following the date of the common stock offering. Subject to certain exceptions, we have the right to elect physical, cash or net stock settlement of the forward sale agreements.

Senior Notes.    We concurrently offered $300 million in aggregate principal amount of 7 7/8% Senior Notes due 2015. The notes are redeemable beginning December 1, 2010.

Equity Units.    We also offered $450 million in equity units, each with a stated amount of $25 and initially consisting of a purchase contract and a 1/40th, or 2.5 percent, undivided beneficial ownership interest in a $1,000 principal amount 6 1/8% subordinated note due 2018. The purchase contracts will obligate the holders to purchase from us, no later than November 18, 2008, between approximately 21 million and 25 million shares of our common stock, subject to adjustments. The subordinated notes will be remarketed in the future, at which time the interest rate on the notes will be reset and thereafter interest will be payable at the reset rate.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus, including the documents incorporated by reference herein, may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference, are forward-looking statements. In particular, statements that we make relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. Whenever used, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	changes in general economic conditions, including fluctuations in interest rates;

•	changes in governmental regulations or enforcement practices;

•	our or our employees’ failure to comply with applicable laws and regulations;

•	reductions in earnings and cash flow if our loss reserves are insufficient;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	liability resulting from litigation, including our litigation with MarketXT Holdings, Inc.;

•	our ability to locate and acquire suitable acquisition candidates at attractive valuations and on acceptable terms;

•	our ability to assimilate the operations of our acquired businesses into our existing operations;

•	competition; and

•	other factors described elsewhere in this prospectus or in our filings with the SEC.

RISK FACTORS

Risks Relating to Owning the New Notes

Our broker dealer and bank subsidiaries, which generate substantially all of our revenues and net income and own substantially all of our assets, are not subject to many of the restrictive covenants in the indenture governing the new notes

Our broker dealer and bank subsidiaries, which we refer to as our regulated subsidiaries, including the Bank, E*TRADE Mortgage Corporation (“E*TRADE Mortgage”), E*TRADE Consumer Finance, E*TRADE Securities LLC (“E*TRADE Securities”), E*TRADE Clearing, ETCM, ETCM—ES, E*TRADE Global Asset Management Inc. (“ETGAM”) and E*TRADE Professional Trading, LLC, are generally not subject to the restrictive covenants in the indentures that place limitations on our actions, and where they are subject to covenants there are numerous exceptions and limitations. As of September 30, 2005, our regulated subsidiaries represented 98% of our total assets and, for the nine months ended September 30, 2005, represented nearly all and 84% of our total net revenues and net income, respectively. The indentures do not restrict our broker dealer or bank subsidiaries from incurring debt, which would be structurally senior to the notes. Our broker dealer and bank subsidiaries are also not subject to restrictions relating to the sale of assets or making investments. The incurrence of debt, the sale of assets or the making of investments, without indenture restrictions, by our broker dealer and bank subsidiaries may impair our ability to make payments on principal and interest on the new notes.

Our regulated subsidiaries are subject to regulation by U.S. Federal and state regulatory agencies and securities exchanges and by various non-U.S. governmental agencies or regulatory bodies, securities exchanges and central banks, each of which has been charged with the protection of the financial markets and seek to protect the interests of our broker dealer and bank clients. Such regulations may not serve, and you should not rely on them, to protect your interests as a holder of the new notes. Depending on these circumstances, these regulations may prevent our broker dealer or bank subsidiaries from paying dividends or other distributions to us without which we cannot make payments of interest or principal on the new notes.

We depend almost entirely on the cash flow from our subsidiaries to meet our obligations, and your right to receive payment on the new notes will be structurally subordinate to the obligations of these subsidiaries

Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the new notes or to provide us with funds for our payment obligations. Our cash flow and our ability to service our debt, including the new notes, may depend in part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. These subsidiaries represented substantially all of our revenues and net profits in 2004 and for the nine months ended September 30, 2005. As of December 31, 2004 and as of September 30, 2005, these subsidiaries represented substantially all of our assets. In addition, the ability of these subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. For example, in order for the Bank to declare and pay a dividend, it would currently require the permission of its regulators. To date the Bank has never applied for this permission, has never paid a dividend and has retained all net earnings for reinvestment in its business. Payments to us by these subsidiaries will also be contingent upon their earnings and their business considerations. Because we may depend in part on the cash flow of these subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the new notes.

Furthermore, currently none of our subsidiaries guarantee the new notes and in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, you will not have any claim as a creditor against that subsidiary. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of those subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. As of September 30, 2005, our subsidiaries had $18.1 billion in outstanding indebtedness, excluding deposits, which were $14.6 billion.

We will be substantially restricted by the terms of the new notes, which could adversely affect us and increase your credit risk

The indentures governing the old notes and the new notes contain various covenants and restrictions that limit our ability and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	pay dividends or make other distributions;

•	repurchase or redeem capital stock;

•	make investments or other restricted payments;

•	enter into transactions with our stockholders or affiliates;

•	sell assets or shares of capital stock of our subsidiaries;

•	restrict dividend or other payments to us from our subsidiaries; and

•	merge, consolidate or transfer substantially all of our assets.

As a result of the covenants and restrictions contained in the indentures, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants.

We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants.

Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs

We have a substantial amount of indebtedness. As of September 30, 2005, on an as adjusted basis to give effect to the issuance of the old notes, and the expected draw down of a portion of our senior secured revolving credit facility in connection with our acquisition of Harrisdirect, we would have had approximately $1.3 billion of senior debt, of which $150.0 million would have been secured debt and $185.2 million of subordinated debt. Our substantial indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the new notes. Our substantial indebtedness could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, competition and/or changes in our business or our industry;

•	limit our ability to borrow additional funds;

•	restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the new notes; and

•	place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

We also guarantee certain indebtedness of our subsidiaries in the ordinary course of business. As of September 30, 2005, there were $246.5 million of such guarantees. In addition, from time to time we provide guarantees of obligations of our subsidiaries that fluctuate in amount based on the size of the relevant transaction, such as guarantees of foreign exchange agreements, standby letters of credit and securities lending obligations.

We cannot assure you that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt, pay our obligations under the new notes or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

The new notes are subject to prior claims of our secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the new notes

The indentures governing the new notes permit us and our subsidiaries to incur additional secured debt under specified circumstances. Our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the new notes only after all debt secured by those assets has been repaid in full. Holders of the new notes will participate in our remaining assets ratably with all of our unsubordinated creditors, including our trade payables. If we incur any additional obligations that rank equally with the new notes, including trade payables, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the new notes then outstanding would remain unpaid. In September 2005 we entered into a $250 million three-year senior secured revolving credit facility. We do not currently have any borrowings under this facility, but we expect to draw down $150 million in the near term in connection with our acquisition of Harrisdirect.

There is no public market for the new 2013 notes

The new 2013 notes are a new issue of securities and there is no existing trading market for the new 2013 notes. We cannot assure you that a liquid market will develop for the new 2013 notes, that you will be able to sell your new 2013 notes at a particular time or that the prices that you receive when you sell the new 2013 notes will be favorable.

We do not intend to apply for listing or quotation of the new notes on any securities exchange or stock market, although we expect that the new notes will be eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. The liquidity of any market for the new notes will depend on a number of factors, including:

•	the number of holders of new notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the new notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the new notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the new notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the new notes.

Risks Relating to the Nature of the Financial Services Business

Many of our competitors have greater financial, technical, marketing and other resources

Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of financial products and services. Many also have greater name recognition, greater market acceptance and larger customer bases. These competitors may conduct extensive promotional activities and offer better terms, lower prices and/or different products and services than we do. Moreover, some of our competitors have established relationships among themselves or with third parties to enhance their products and services. This means that our competitors may be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can.

If we do not successfully manage consolidation opportunities, we could be at a competitive disadvantage

There has recently been significant consolidation in the online financial services industry, and the consolidation is likely to continue in the future. Should we be excluded from or fail to take advantage of viable consolidation opportunities or if we acquire businesses and we are unable to integrate or manage them properly, we could be placed at a competitive disadvantage.

Recently, we announced our acquisition of Harrisdirect, LLC and our plans to acquire the online brokerage business known as BrownCo. The primary asset of each of these businesses is their customer accounts. Acquisitions entail numerous risks, including retaining or hiring skilled personnel, integrating acquired operations, products (including pricing) and personnel and the diversion of management attention from other business concerns, all of which will affect the retention or attrition of acquired customer accounts. In the event that we are not successful in our integration efforts, we may experience significant attrition in the acquired accounts or experience other issues that would prevent us from achieving the level of revenue enhancements and cost savings that we expect with respect to an acquisition. Finally, while the Harrisdirect acquisition closed on October 6, 2005, there can be no assurance that we will successfully close our acquisition of BrownCo.

We expect to pursue additional acquisitions of companies in our industry, which may require us to obtain additional financing and subject us to integration risks. In addition, there can be no assurance that we will realize a positive return on any acquisition or that future acquisitions will not be dilutive to earnings.

Downturns or disruptions in the securities markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers who receive lower pricing

A significant portion of our revenues in recent years has been from online investing services, and although we continue to diversify our revenue sources, we expect this business to continue to account for a significant portion of our revenues in the foreseeable future. Like other financial services firms, we are affected directly by national and global economic, political and market conditions, broad trends in business and finance, disruptions to the securities markets and changes in volume and price levels of securities and futures transactions. Decrease in trade volume may be more significant for us with respect to our less active customers, increasing our dependence on our more active trading customers who receive more favorable pricing based on their trade volume. Decreases in volumes, as well as securities prices, are also typically associated with a decrease in margin borrowing. Because we generate revenue from interest charged on margin borrowing, such decreases result in a reduction of revenue. When transaction volume is low, our operating results may be harmed in part because some of our overhead costs may remain relatively fixed.

We rely heavily on technology to deliver products and services

Disruptions to or instability of our technology, including an actual or perceived breach of the security of our technology, could harm our business and our reputation. Similarly, a significant disruption to or instability of one or more major technology systems other than ours, including the actual or perceived breach of the security of such systems, could have a general negative effect that would harm our business.

Downturns in the securities markets increase the credit risk associated with margin lending or stock loan transactions

We permit customers to purchase securities on margin. When the market declines rapidly, there is an increased risk that the value of the collateral we hold in connection with these transactions could fall below the amount of a customer’s indebtedness. Similarly, as part of our broker-dealer operations, we frequently enter into arrangements with other broker-dealers for the lending of various securities. Under regulatory guidelines, when we borrow or lend securities, we must generally simultaneously disburse or receive cash deposits. We may risk losses if there are sharp changes in market values of many securities and the counterparties to the borrowing and lending transactions fail to honor their commitments. Any downturn in public equity markets may lead to a greater risk that parties to stock lending transactions may fail to meet their commitments.

We may be unsuccessful in managing the effects of changes in interest rates and the interest-bearing banking assets in our portfolio

Our results of operations depend in significant part upon our level of net interest income, that is, the difference between interest income from interest-earning banking assets (such as loans and mortgage-backed and other asset-backed securities) and interest expense on interest-bearing banking liabilities (such as deposits and borrowings). The Bank uses derivatives to help manage its interest rate risk. However, derivatives utilized may not be entirely effective and changes in market interest rates and the yield curve could reduce the value of the Bank’s financial assets and reduce net interest income. Many factors affect interest rates, including governmental monetary policies and domestic and international economic and political conditions.

An increase in our delinquency rate could adversely affect our results of operations

Our underwriting criteria or collection methods may not afford adequate protection against the risks inherent in the loans comprising our consumer loan portfolio. In the event of a default, the collateral value of the financed item may not cover the outstanding loan balance and costs of recovery. In the event our portfolio of consumer finance receivables experiences higher delinquencies, foreclosures, repossessions or losses than anticipated, our results of operations or financial condition could be adversely affected.

Risks associated with principal trading transactions could result in trading losses

A majority of our specialist and market-making revenues are derived from trading as a principal. We may incur trading losses relating to the purchase, sale or short sale of securities for our own account, as well as trading losses in our specialist stocks and market maker stocks. From time to time, we may have large positions in securities of a single issuer or issuers engaged in a specific industry.

Reduced grants by companies of employee stock options could adversely affect our results of operations

We are a provider of stock plan administration and options management tools. In December 2004, the Financial Accounting Standards Board (“FASB”) issued new rules that upon adoption, will require companies to value and expense employee stock options they grant to their employees and employee stock purchase plan transactions in which the terms are more favorable to those available to all holders of the same class of shares. This may result in companies granting fewer employee options and modifying their existing employee stock purchase plans, potentially reducing the amount of products and services we provide these companies and compelling us to incur additional costs so that our tools comply with the new FASB statement. Additionally, we may see a reduction in commission revenues as fewer employee stock options would be available for exercise and sale by the employees of these companies.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could harm our specialist and market maker business

The increase in computer generated buy/sell programs in the marketplace has continued to tighten spreads, resulting in reduced revenue capture per share by the specialist and market-making community and reduced payment for order flow revenues for us. Similarly, a reduction in the volume and/or volatility of trading activity could also reduce spreads that specialists and market makers receive, which adversely affect our market-making revenues.

Alternative trading systems that have developed over the past few years could also reduce the levels of trading of exchange-listed securities through specialists and the levels of over-the-counter trading through market makers. In addition, electronic communications networks, or ECNs, have emerged as an alternative forum to which broker-dealers and institutional investors can direct their limit orders. This allows broker-dealers and institutional investors to avoid directing their trades through market makers. As a result, we may experience a reduction in our flow of limit orders.

Our international efforts subject us to additional risks and regulation, which could impair our business growth

One component of our strategy has been an effort to build an international business. We have established certain joint venture and/or licensee relationships. We have limited control over the management and direction of these venture partners and/or licensees, and their action or inaction, including their failure to follow proper practices with respect to regulatory compliance and/or corporate governance, could harm our operations and/or our reputation.

Risks Relating to the Regulation of our Business

We are subject to extensive government regulation, including banking and securities rules and regulations, which could restrict our business practices

The securities and banking industries are subject to extensive regulation. All of our broker-dealer subsidiaries have to comply with many laws and rules, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. We are also subject to additional laws and rules as a result of our specialist and market maker operations.

To the extent that, now or in the future, we solicit orders from our customers or make investment recommendations (or are deemed to have done so), or offer products and services, such as investing in futures, that are not suitable for all investors, we would become subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers.

As part of our institutional business we provide clients access to certain third-party research tools and other services in exchange for commissions earned. Currently, these activities are allowed by various regulatory bodies. However, changes to the regulations governing these activities have been proposed in the United Kingdom and the United States. If the regulations are changed in a way that limits or eliminates altogether the services we could provide to clients in exchange for commissions, we may realize a decrease in our institutional commission revenues.

Similarly, E*TRADE Financial Corporation, E*TRADE Re, LLC and ETB Holdings, Inc., as savings and loan holding companies, and the Bank, as a Federally chartered savings bank, are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (“OTS”), and, in the case of the Bank, also the FDIC. Such regulation covers all banking business, including lending practices, safeguarding deposits, capital structure, recordkeeping, transactions with affiliates and conduct and qualifications of personnel.

If we fail to comply with applicable securities, banking and insurance laws, rules and regulations, and regulations domestically and internationally, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business

The SEC, the NYSE, the NASD, Inc. (“NASD”) or other self-regulatory organizations and state securities commissions can, among other things, censure, fine, issue cease-and-desist orders or suspend or expel a broker-

dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws. Regulatory agencies in countries outside of the United States have similar authority. The ability to comply with applicable laws and rules is dependent in part on the establishment and maintenance of a reasonable compliance system. The failure to establish and enforce reasonable compliance procedures, even if unintentional, could subject us to significant losses or disciplinary or other actions.

If we do not maintain the capital levels required by regulators, we may be fined or even forced out of business

The SEC, NYSE, NASD, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. Failure to maintain the required net capital could result in suspension or revocation of registration by the SEC and suspension or expulsion by the NYSE and/or NASD, and could ultimately lead to the firm’s liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require an intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to repay debt and redeem or purchase shares of our outstanding stock.

Similarly, the Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could harm a bank’s operations and financial statements. A bank must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of its capital, risk weightings of assets, off-balance sheet transactions and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to adjusted total assets. To satisfy the capital requirements for a “well capitalized” financial institution, a bank must maintain higher Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to adjusted total assets ratios.

As a non-grandfathered savings and loan holding company, we are subject to regulations that could restrict our ability to take advantage of certain business opportunities

We are required to file periodic reports with the OTS and are subject to examination by the OTS. The OTS also has certain types of enforcement powers over us, ETB Holdings, Inc. and E*TRADE Re, LLC, including the ability to issue cease-and-desist orders, force divestiture of the Bank and impose civil and monetary penalties for violations of Federal banking laws and regulations or for unsafe or unsound banking practices. In addition, under the Gramm-Leach-Bliley Act, our activities are restricted to those that are financial in nature and certain real estate-related activities. We may make merchant banking investments in companies whose activities are not financial in nature if those investments are made for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements.

We believe all of our existing activities and investments are permissible under the Gramm-Leach-Bliley Act, but the OTS has not yet fully interpreted these provisions. Even if our existing activities and investments are permissible, we are unable to pursue future activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies.

In addition, the Bank is subject to extensive regulation of its activities and investments, capitalization, community reinvestment, risk management policies and procedures and relationships with affiliated companies. Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new Bank subsidiaries and the commencement of new activities by Bank subsidiaries require the prior approval of the OTS, and in some cases the FDIC, which may deny approval or limit the scope of our planned activity. These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent. Also, these regulations and conditions could affect our ability to realize synergies from future acquisitions, could negatively affect us following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

Our net proceeds from the sale of the old notes were approximately $692 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offerings. We used approximately $447 million of the proceeds, together with cash on hand, to fund the purchase price for Harrisdirect and to pay related transaction fees and expenses.

We intend to use the remaining $245 million of the proceeds, together with the proceeds from additional capital markets transactions to fund the purchase price for BrownCo and to pay related transaction fees and expenses. If our purchase of BrownCo is not consummated, we intend to use the net proceeds to reduce our outstanding indebtedness, and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Year Ended December 31,				Three Months Ended December 31, 2000	Year Ended September 30, 2000
			2004	2003	2002	2001
Ratio of earnings to fixed charges(1)	1.83	2.00	1.97	1.53	1.32	—	1.01	1.18

(1)	The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes, equity in income of investments and fixed charges by (ii) fixed charges. Fixed charges consist of consolidated interest expense and the portion of rental expense which is deemed to represent interest. Earnings were insufficient to cover fixed charges for the year ended December 31, 2001 by $254,763.

CAPITALIZATION

The following table sets forth, as of September 30, 2005, our cash and cash equivalents and capitalization on an actual basis and as adjusted to give effect to the application of the net proceeds from the offering of the old notes as described under “Use of Proceeds” and the expected draw down of a portion of our senior secured revolving credit facility in connection with our acquisition of Harrisdirect. This table should be read in conjunction with our historical financial statements and the related notes thereto, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2005, each of which is incorporated herein by reference and other financial information that is included in or incorporated by reference in this prospectus.

	As of September 30, 2005
	Actual	As Adjusted
	(dollars in millions)

Cash and equivalents	$1,389.6	$942.6

E*TRADE Financial Corporation Debt:
Senior Secured Revolving Credit Facility(1)	$—	$150.0
8% Senior Notes due 2011	503.7	503.7
7 3/8% Senior Notes due 2013(2)	350.0	597.5

Total senior debt	853.7	1,251.2
Convertible 6% Subordinated Notes due 2007	185.2	185.2

Total E*TRADE Financial Corporation debt	$1,038.9	$1,436.4

Shareholders’ Equity:

Preferred stock; 1,000,000 shares authorized; none outstanding	$—	$—
Shares exchangeable into common stock, $0.01 par value; 10,644,223 shares authorized; 1,300,085 outstanding, actual and as adjusted	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 372,961,819 outstanding, actual and as adjusted	3.7	3.7
Additional paid-in capital	2,237.4	2,237.4
Retained earnings	451.1	451.1
Accumulated other comprehensive loss	(177.9)	(177.9)

Total shareholders’ equity	2,514.3	2,514.3

Total capitalization	$3,553.2	$3,950.7

(1)	We do not currently have any borrowings under this facility, but we expect to draw down $150 million in the near term to meet regulatory capital requirements at the Bank resulting from the addition of assets from Harrisdirect customers.
(2)	In November 2005, we issued $250 million aggregate principal amount of our 7 3/8% Senior Notes due 2013 at an offering price of 99%.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data. The selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2004 were derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the nine months ended September 30, 2005 and 2004 were derived from our unaudited condensed consolidated financial statements. These unaudited condensed consolidated financial statements include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. Operating results for interim periods are not necessarily indicative of a full year’s operation. You should read the following data in conjunction with our consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated by reference herein (except for Item 8 which has been revised in our Current Report on Form 8-K filed on October 17, 2005).

	Nine months ended September 30,		Year ended December 31,				Three months ended December 31, 2000(1)	Year ended September 30, 2000
	2005	2004	2004	2003	2002	2001
	(in thousands, except share, per share and ratio data )
Consolidated statement of operations data:
Net revenues(2)	$1,236,694	$1,100,142	$1,509,442	$1,374,057	$1,278,579	$1,240,152	$325,703	$1,352,796
Facility restructuring and other exit charges	495	(1,233)	15,688	134,191	15,357	198,594	—	—
Operating income (loss)(3)	441,832	365,695	491,233	185,986	258,445	(181,287)	8,005	(79,692)
Gain (loss) on sale and impairment of investments	68,322	107,506	128,103	147,874	(20,302)	(49,475)	3,582	211,149
Net income from continuing operations before cumulative effect of accounting changes	318,589	279,834	378,742	198,761	115,226	(238,941)	1,958	19,367
Net income (loss) from discontinued operations before cumulative effect of accounting changes(4)	(19,183)	10,821	1,741	4,266	(7,962)	(2,591)	(605)	(215)
Income (loss) before cumulative effect of accounting changes(5)	299,406	290,655	380,483	203,027	107,264	(241,532)	1,436	19,152
Net income (loss)	$301,052	$290,655	$380,483	$203,027	$(186,405)	$(241,532)	$1,353	$19,152
Net income (loss) per share from continuing operations:
Basic	$0.87	$0.76	$1.03	$0.56	$0.32	$(0.72)	$0.00	$0.06
Diluted(6)	0.84	0.72	0.98	0.54	0.32	(0.72)	0.00	0.06
Net income (loss) per share from discontinued operations:
Basic	$(0.05)	$0.03	$0.01	$0.01	$(0.02)	$(0.01)	$(0.00)	$(0.00)
Diluted(6)	(0.05)	0.03	0.01	0.01	(0.02)	(0.01)	(0.00)	(0.00)
Income (loss) per share before cumulative effect of accounting changes(5):
Basic	$0.82	$0.79	$1.04	$0.57	$0.30	$(0.73)	$0.00	$0.06
Diluted(6)	0.79	0.75	0.99	0.55	0.30	(0.73)	0.00	0.06
Income (loss) per share:
Basic	$0.82	$0.79	$1.04	$0.57	$(0.52)	$(0.73)	$0.00	$0.06
Diluted(6)	0.79	0.75	0.99	0.55	(0.52)	(0.73)	0.00	0.06
Shares used in computation of per share data:
Basic	366,215	366,244	366,586	358,320	355,090	332,370	311,413	301,926
Diluted(6)	379,768	411,073	405,389	367,361	361,051	332,370	321,430	319,336
Ratio of earnings to fixed charges(7)	1.83	2.00	1.97	1.53	1.32	—	1.01	1.18

	As of September 30,		As of December 31,				As of September 30, 2000
	2005	2004	2004	2003	2002	2001
	(in thousands)
Consolidated balance sheet data:
Cash and equivalents	$1,389,562	$731,031	$939,906	$921,364	$773,605	$836,201	$433,377
Brokerage receivables, net	3,764,410	3,684,913	3,034,548	2,297,778	1,421,766	2,139,153	6,542,508
Mortgage-backed securities	9,359,212	8,657,748	9,052,069	7,157,389	6,932,394	3,556,619	4,188,553
Loans, net	17,685,328	10,905,288	11,785,035	9,131,393	7,365,720	8,010,457	4,172,754
Total assets	36,202,471	30,336,724	31,032,583	26,049,216	21,455,925	18,172,414	17,317,437
Deposits	14,550,696	12,027,025	12,302,974	12,514,486	8,400,333	8,082,859	4,721,801
Senior notes	853,654	400,000	400,452	—	—	—	—
Convertible subordinated notes and capital lease liability	185,196	185,458	185,322	696,226	699,727	778,459	676,903
Mandatorily redeemable capital preferred securities	—	—	—	—	143,365	69,503	30,647
Shareholders’ equity	$2,514,295	$2,150,843	$2,228,202	$1,918,294	$1,505,789	$1,570,914	$1,856,833

(1)	On January 22, 2001, we changed our fiscal year-end from September 30 to December 31. Accordingly, results are separately disclosed for the three-month transition period ended December 31, 2000.
(2)	Net revenues is revenues net of interest expense and the provision for loan losses.
(3)	Operating income is income before other income (loss), income taxes, discontinued operations and cumulative effect of accounting changes.
(4)	On May 31, 2005, we closed our E*TRADE Professional unit responsible for both proprietary and hybrid proprietary trading models. During the three months ended June 30, 2005, we decided to sell our RV and marine loan origination business. On June 30, 2004, we completed the sale of substantially all of the assets and liabilities of E*TRADE Access to Cardtronics, LP and Cardtronics, Inc. for $107.0 million in cash. We have reflected these businesses’ results of operations as discontinued operations for all periods presented.
(5)	For the nine months ended September 30, 2005, we recorded a credit of $1.6 million as the cumulative effect of an accounting change, net of tax, in connection with our adoption of SFAS No. 123(R), Share-Based Payment. In 2002, we recorded a $293.7 million charge in connection with the cumulative effect of an accounting change resulting from the adoption of SFAS No. 142, Goodwill and Other Intangible Assets. In the three months ended December 31, 2000, a cumulative effect of a change in accounting principle resulted from the implementation of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires that all derivatives be recorded on the balance sheet at fair value, with the initial application reported as the cumulative effect of a change in accounting principle.
(6)	For the nine months ended September 30, 2004 and year ended December 31, 2004, diluted net income per share is calculated using the ‘if converted’ method, which includes the additional dilutive impact assuming conversion of our subordinated convertible debt. Under the ‘if converted’ method, the per share numerator excludes the interest expense and related amortization of offering costs from the convertible debt, net of tax of $17.5 million and $20.0 million, respectively. The denominator includes the shares issuable from the assumed conversion of the convertible debt of 31.8 million and 25.8 million shares, respectively. For the other periods, the ‘if converted’ method is not used as its effect would be anti-dilutive.
(7)	The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes, equity in income of investments and fixed charges by (ii) fixed charges. Fixed charges consists of interest expense and the portion of rental expense which is deemed to represent interest. Earnings were insufficient to cover fixed charges for the year ended December 31, 2001 by $254.8 million.

DESCRIPTION OF THE NEW NOTES

E*TRADE Financial Corporation (the “Company”) issued the old 8% Senior Notes Due 2011 (the “Old 2011 Notes) as additional notes under an indenture (the “2011 Indenture”), dated as of June 8, 2004, between the Company, as issuer, and The Bank of New York, as trustee (the “2011 Trustee”), pursuant to which the Company previously issued $400 million aggregate principal amount of 8% Senior Notes Due 2011 (the “Initial Notes”) on June 8, 2004. The Initial Notes, the Old 2011 Notes, the 8% Senior Notes Due 2011 offered hereby in exchange for the Old 2011 Notes (the “New 2011 Notes”) and any additional notes the Company may issue under the 2011 Indenture as described below will be treated as a single series for all purposes under the 2011 Indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the 2011 Trustee to take certain actions on behalf of all holders. Unless the context otherwise requires, the Initial Notes, the Old 2011 Notes and the New 2011 Notes are referred to collectively as the “2011 Notes.”

In addition, the Company issued $350 million aggregate principal amount of 7 3/8% Senior Notes Due 2013 (the “Initial Old 2013 Notes”) under an indenture dated as of September 19, 2005 (the “2013 Indenture” and, together with 2011 Indenture, the “Indentures”) between the Company, as issuer, and The Bank of New York, as trustee (the “2013 Trustee” and together with the 2011 Trustee, the “Trustees”). The Company issued an additional $250 million aggregate principal amount of 7 3/8% Senior Notes Due 2013 (the “Additional Old 2013 Notes” and, together with the Initial 2013 Notes, the “Old 2013 Notes”) as additional notes under the 2013 Indenture on November 10, 2005. The combined $600 million aggregate principal amount of the Old 2013 Notes, the 7 3/8% Senior Notes Due 2013 offered hereby in exchange for the Old 2013 Notes (the “New 2013 Notes”) and any additional notes the Company may issue under the 2013 Indenture as described below will be treated as a single series for all purposes under the 2013 Indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the 2013 Trustee to take certain actions on behalf of all holders. Unless the context otherwise requires, the Old 2013 Notes and the New 2013 Notes are referred to collectively as the “2013 Notes.”

The New 2013 Notes offered hereby will have substantially identical terms as the New 2011 Notes (with the exception of maturity, interest rate, redemption premium, certain transfer restrictions, registration rights and penalty interest provisions), but will be issued under the 2013 Indenture, will have a CUSIP number that is different from the CUSIP number assigned to the 2011 Notes and will not trade freely with the 2011 Notes. Subject to the covenants described below under “—Covenants” and applicable law, the Company may issue additional notes under either of the Indentures. The term “Old Notes” refers collectively to the Old 2011 Notes and the Old 2013 Notes; the term “New Notes” refers collectively to the New 2011 Notes, the New 2013 Notes and any additional notes issued under either Indenture in compliance with such Indenture. The term “Notes” refers collectively to the Old Notes and the New Notes.

The following is a summary of the material provisions of the Indentures but does not restate the Indentures in their entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “—Definitions.” We urge you to read the Indentures because they, and not this description, define your rights as holders of the Notes. A copy of the 2013 Indenture is attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and a copy of the 2011 Indenture is attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). For purposes of this “Description of the New Notes,” the term “the Company,” “we,” “us” or “our” means E*TRADE Financial Corporation and its successors under the Indentures, in each case excluding its subsidiaries.

Our broker dealer and bank regulated subsidiaries, which we refer to as our Regulated Subsidiaries, are generally not subject to the restrictive covenants in the Indentures which place limitations on the Company’s actions, and where they are subject to covenants, there are numerous exceptions and limitations. As of September 30, 2005, Regulated Subsidiaries represented 98% of our total assets and for the nine months ended September 30, 2005, represented nearly all and 84% of our total net revenues and net income, respectively.

General

The New Notes will be unsecured senior obligations of the Company. The New 2011 Notes will mature on June 15, 2011 and the New 2013 Notes will mature on September 15, 2013. Interest on the New 2011 Notes will accrue at the rate per annum shown on the cover page hereof and will be payable semi-annually in cash on each June 15 and December 15, commencing on December 15, 2005. We will make interest payments on the New 2011 Notes to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the New 2013 Notes will accrue at the rate per annum shown on the cover page hereof and will be payable semi-annually in cash on each March 15 and September 15, commencing on March 15, 2006. We will make interest payments on the New 2013 Notes to the persons who are registered holders at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the New Notes will accrue from the most recent date on which interest on the New Notes was paid or, if no interest has been paid, from and including the date on which the New Notes were originally issued. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The new notes will initially be represented in the form of one or more global notes in fully registered book-entry form without interest coupons that will be deposited upon issuance with the Trustees as custodians for The Depository Trust Company, also referred to as DTC, in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. See “—Book-Entry; Delivery and Form.”

Optional Redemption

New 2011 Notes

The Company may redeem the New 2011 Notes at any time on or after June 15, 2008. The redemption price for the New 2011 Notes (expressed as a percentage of principal amount), will be as follows, plus accrued interest to the redemption date:

If redeemed during the 12-month period commencing June 15,	Redemption price
2008	104.000%
2009	102.000%
2010 and thereafter	100.000%

In addition, at any time prior to June 15, 2007, the Company may redeem up to 35% of the principal amount of the New 2011 Notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock) at a redemption price of 108% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of New 2011 Notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

The Company will give not less than 10 days’ nor more than 90 days’ notice of any redemption. If less than all of the New 2011 Notes are to be redeemed, selection of the New 2011 Notes for redemption will be made by the 2011 Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the New 2011 Notes are listed, or,

•	if the New 2011 Notes are not listed on a national securities exchange, by lot or by such other method as the 2011 Trustee in its sole discretion shall deem to be fair and appropriate.

However, no New 2011 Note of $1,000 in principal amount or less shall be redeemed in part. If any New 2011 Note is to be redeemed in part only, the notice of redemption relating to such New 2011 Note will state the portion of the principal amount to be redeemed. A replacement New 2011 Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original New 2011 Note.

New 2013 Notes

The Company may redeem the New 2013 Notes at any time on or after September 15, 2009. The redemption price for the New 2013 Notes (expressed as a percentage of principal amount), will be as follows, plus accrued interest to the redemption date:

If redeemed during the 12-month period commencing September 15,	Redemption price
2009	103.688%
2010	101.844%
2011 and thereafter	100.000%

In addition, at any time prior to September 15, 2008, the Company may redeem up to 35% of the principal amount of the New 2013 Notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock) at a redemption price of 107.375% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of New 2013 Notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

The Company will give not less than 10 days’ nor more than 90 days’ notice of any redemption. If less than all of the New 2013 Notes are to be redeemed, selection of the New 2013 Notes for redemption will be made by the 2013 Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the New 2013 Notes are listed, or,

•	if the New 2013 Notes are not listed on a national securities exchange, by lot or by such other method as the 2013 Trustee in its sole discretion shall deem to be fair and appropriate.

However, no New 2013 Note of $1,000 in principal amount or less shall be redeemed in part. If any New 2013 Note is to be redeemed in part only, the notice of redemption relating to such New 2013 Note will state the portion of the principal amount to be redeemed. A replacement New 2013 Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original New 2013 Note.

Ranking

The New Notes will be general senior obligations of the Company and will rank equal in right of payment with all existing and future unsubordinated indebtedness of the Company. The New Notes will also rank senior in right of payment to all existing and future subordinated indebtedness of the Company.

As of September 30, 2005, on an as adjusted basis after giving effect to the sale of the Old Notes and the expected draw down of a portion of our senior secured revolving credit facility in connection with our acquisition of Harrisdirect, the Company would have had approximately $1.3 billion of senior debt, $150.0 million of which was secured, and $185.2 million of subordinated debt.

The Company currently conducts most of its operations through its Subsidiaries. As the Company’s obligations under the Notes are not guaranteed by its Subsidiaries, creditors of the Company’s Subsidiaries, including trade creditors, customers, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of the Holders. The New Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, customers and preferred stockholders, if any, of the Subsidiaries of the Company. As of September 30, 2005, after giving effect to the sale of the Old Notes, the Company expects its Subsidiaries to have $18.1 billion outstanding in such liabilities, excluding deposits of $14.6 billion.

The Indentures permit the Company and its Subsidiaries to incur additional debt that would be structurally senior to the Notes under specified circumstances. If the Company’s existing or future secured creditors exercise their rights with respect to its pledged assets, the secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the New Notes. Holders of the New Notes will participate in the Company’s remaining assets ratably with all of its other unsubordinated creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

Absence of FDIC Insurance and Guarantees

The New Notes are not savings accounts or deposits with the Bank or any other Subsidiary of the Company nor are they insured by the FDIC or by the United States or any agency or fund of the United States. In addition, the Notes are not obligations of, or guaranteed by any of our Subsidiaries. The Notes are not secured by our assets or those of any of our Subsidiaries.

Sinking Fund

There will be no sinking fund payments for the New Notes.

Governing Law

The Indentures and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Covenants

Overview

In the Indentures, the Company agrees to covenants that limit its and its Restricted Subsidiaries’ and, in certain limited cases, Regulated Subsidiaries’, ability, among other things, to:

•	incur additional debt and issue Preferred Stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Regulated Subsidiaries or Restricted Subsidiaries;

•	issue or sell capital stock of Regulated Subsidiaries or Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens; and

•	effect mergers.

Pursuant to the Indentures, the covenants under “—Limitation on Indebtedness and Issuances of Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries,” “—Future Subsidiary Guarantees,” “—Limitation on Transactions with Shareholders and Affiliates,” “—Limitation on Liens,” “—Limitation on Sale-Leaseback Transactions,” “—Limitation on Asset Sales,” apply to the Company and the Restricted Subsidiaries, but generally do not apply to Regulated Subsidiaries.

If a Change of Control occurs and triggers a Rating Decline, each Holder of Notes will have the right to require the Company to repurchase all or a part of the Holder’s Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

Limitation on Indebtedness and Issuances of Preferred Stock

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, including Disqualified Stock (other than, as to the 2011 Notes, any Notes Guarantees and Indebtedness existing on the Closing Date, and as to the 2013 Notes, the Notes, any Notes Guarantees, the Exchange Notes and Indebtedness existing on the Closing Date), and the Company will not permit any Restricted Subsidiary to issue Preferred Stock; provided that the Company or any Subsidiary Guarantor may Incur Indebtedness and any Restricted Subsidiary may Incur Acquired Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio would be greater than 2.5:1.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) Indebtedness of the Company under any Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $300 million;

(2) Indebtedness owed (A) to the Company or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary or Regulated Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary or Regulated Subsidiary ceasing to be a Restricted Subsidiary or Regulated Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary or Regulated Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company (or any Subsidiary that is a Subsidiary Guarantor at the time such Indebtedness is Incurred) is the obligor on such Indebtedness, such Indebtedness must be expressly contractually subordinated in right of payment to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (1), (2) or (4)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or a Subsidiary Guarantor or by the Restricted Subsidiary that is the obligor on the Indebtedness to be refinanced or refunded;

(4) As to the 2011 Notes, Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase 2011 Notes tendered in an Offer to Purchase made as a result of a Change in

Control or (B) deposited to defease the 2011 Notes as described under “—Defeasance”, and as to the 2013 Notes, Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described under “—Defeasance”; and

(5) Guarantees of Indebtedness of the Company or of any Restricted Subsidiary by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Future Subsidiary Guarantees” covenant.

(b) Notwithstanding any other provision of this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or due to fluctuations in the value of commodities or securities which underlie such Indebtedness. For the purposes of determining compliance with any restriction on the Incurrence of Indebtedness (x), the U.S dollar equivalent principal amount of any Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt and (y) the principal amount of any Indebtedness which is calculated by reference to any underlying security or commodity shall be calculated based on the relevant closing price of such commodity or security on the date such Indebtedness was incurred.

(c) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, (x) Indebtedness outstanding under any Credit Facility on the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of clause (a) of this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of part (a), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness.

(d) Neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes or the applicable Note Guarantee to the same extent.

(e) The Company will not permit any Regulated Subsidiary (x) to Incur any Indebtedness the proceeds of which are not invested in the business of such Bank Regulated Subsidiary (or any Subsidiary of such Bank Regulated Subsidiary) or such Broker Dealer Regulated Subsidiary (or any Subsidiary of such Broker Dealer Regulated Subsidiary which is also a Regulated Subsidiary) and (y) to Incur any Indebtedness for the purpose, directly or indirectly, of dividending or distributing the proceeds of such Indebtedness to the Company or any Restricted Subsidiary; except that the Incurrence of Indebtedness by a Regulated Subsidiary that does not comply with (x) and (y) above shall be permitted provided that such Incurrence complies with paragraph (a) of this “Limitation on Indebtedness and Issuances of Preferred Stock” covenant as if such paragraph applied to such Regulated Subsidiary.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly,

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (other than (w) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (x) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries or Regulated Subsidiaries held by minority stockholders, (y) dividends or distributions on non-voting Preferred Stock the proceeds from the sale of which were invested in the business of such Regulated Subsidiary (or any Subsidiary of such Regulated Subsidiary which is also a Regulated Subsidiary), and (z) pro rata dividends on Preferred Stock of Subsidiaries that are real estate investment trusts, including Highland REIT, Inc., held by minority stockholders;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or any Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than the Company, any Restricted Subsidiary or any Regulated Subsidiary) or (B) a Restricted Subsidiary or Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary);

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee; or

(4) (a) with respect to the Company and any Restricted Subsidiary, make any Investment, other than a Permitted Investment, in any Person, and (b) with respect to any Regulated Subsidiary, make any Investment in an Unrestricted Subsidiary (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”);

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(C) the subsidiary subject to the Restricted Payment is both a Regulated Subsidiary and a Significant Subsidiary that is not in compliance with applicable regulatory capital or other material requirements of its regulators, such as the OTS or FDIC, or any applicable state, federal or self regulatory organization, or would fail to be in compliance with applicable regulatory requirements as a consequence of the payment; or

(D) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2004 and ending on the last day of such fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the applicable Trustee, provided that such Adjusted Consolidated Net Income may only be recognized during those quarters for which the Company has filed reports with the SEC to the extent provided in “—SEC Reports and Reports to Holders” or has furnished comparable financial information to the applicable Trustee plus

(2) the aggregate Net Cash Proceeds received by the Company after April 1, 2004 as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock or Preferred Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the applicable Indenture of Indebtedness of the Company for cash subsequent to April 1, 2004 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the 2011 Notes or the 2013 Notes, as applicable) plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or Regulated Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary or Regulated Subsidiary in such Person or Unrestricted Subsidiary plus

(4) $100 million.

(b) The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(3) the repurchase, redemption or other acquisition of Capital Stock of the Company, a Subsidiary Guarantor, a Restricted Subsidiary or a Regulated Subsidiary (or options, warrants or other rights to acquire such Capital Stock) or a dividend on such Capital Stock in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a change of control, as to the 2011 Notes, the Company has made an Offer to Purchase and purchased all 2011 Notes validly tendered for payment in accordance with the “Repurchase of Notes upon a Change of Control” covenant, and as to the 2013 Notes, the Company has made an Offer to Purchase and purchased all Notes validly tendered for payment in accordance with the “Repurchase of Notes upon a Change of Control” covenant), prior to the Stated Maturity of the Notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a change of control, as to the 2011 Notes, the Company has made an Offer to Purchase and purchased all 2011 Notes validly tendered for payment in accordance with the “Repurchase of Notes upon a Change of Control” covenant, and as to the 2013 Notes, the Company has made an Offer to Purchase and purchased all Notes validly tendered for payment in accordance with the “Repurchase of Notes upon a Change of Control” covenant), prior to the Stated Maturity of the Notes;

(5) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary and that, in the case of the Company, comply with the provisions of the applicable Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8) the repurchase, redemption or other acquisition of the Company’s Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are, or were formerly, employees of the Company and their Affiliates, heirs and executors; provided that the aggregate amount of all such repurchases pursuant to this clause (8) shall not exceed $50 million;

(9) the repurchase of Common Stock of the Company, or the declaration or payment of dividends on Common Stock (other than Disqualified Stock) of the Company; provided that the aggregate amount of all such declarations, payments or repurchases pursuant to this clause (9) shall not exceed $100 million in any fiscal year; provided further that at the time of declaration of such dividend or at the time of such repurchase (x) no Default or Event of Default has occurred and is continuing, and (y) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness and issuances of preferred stock” covenant; or

(10) the repurchase, redemption or other acquisition of the Outstanding Convertible Notes,

provided that, except in the case of clause (1), no Default or Event of Default (excluding, in each case, clause (i) of “Events of Default”) shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (10) thereof, clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof, an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof, the repurchase of Capital Stock referred to in clause (7) thereof, the repurchase of Common Stock referred to in clause (9) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4) or (6), shall be included in calculating whether the conditions of clause (D) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes or any Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (D) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

(d) For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution and (y) if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on Restricted Payments” covenant, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary or Regulated Subsidiary (other than any Subsidiary Guarantor) to

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or Regulated Subsidiary owned by the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary or Regulated Subsidiary; or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary or Regulated Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in any Credit Facility or any other agreements in effect on the Closing Date, including, as to the 2011 Notes, the 2011 Indenture, and, as to the 2013 Notes, the Indentures, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law including rules and regulations of and agreements with any regulatory authority having jurisdiction over the Company, any Restricted Subsidiary, or any Regulated Subsidiary, including, but not limited to the OTS, the FDIC, the SEC or any self regulatory organization of which such Regulated Subsidiary is a member, or the imposition of conditions or requirements pursuant to the enforcement authority of any such regulatory authority;

(3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary or Regulated Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary not otherwise prohibited by the applicable Indenture; or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary in any manner material to the Company or any Restricted Subsidiary or Regulated Subsidiary taken as a whole; or

(5) with respect to a Restricted Subsidiary or Regulated Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or Regulated Subsidiary.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” covenant shall prevent the Company, any Restricted Subsidiary or any Regulated Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary or Regulated Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) (i) with respect to the capital stock of a Restricted Subsidiary, to the Company or a Wholly Owned Restricted Subsidiary or, (ii) in the case of Regulated Subsidiary, to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale;

(4) (i) sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock but excluding Disqualified Stock) of a Restricted Subsidiary or a Regulated Subsidiary by the Company, a Restricted Subsidiary or a Regulated Subsidiary, provided that the Company or such Restricted Subsidiary or Regulated Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (A) or (B) of the “Limitation on Asset Sales” covenant and (ii) issuances of Preferred Stock of a Restricted Subsidiary if such Restricted Subsidiary would be entitled to Incur such Indebtedness under the covenant entitled “Limitations on Indebtedness and Issuances of Preferred Stock”; or

(5) sales of Capital Stock, other than Common Stock, by a Regulated Subsidiary or a Subsidiary of such Regulated Subsidiary, the proceeds of which are invested in the business of such Regulated Subsidiary.

Future Subsidiary Guarantees

The Company will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Restricted Subsidiary (other than a Foreign Subsidiary), unless (a) such Restricted Subsidiary or Regulated Subsidiary, to the extent permitted by law, simultaneously executes and delivers a supplemental indenture to the applicable Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary or Regulated Subsidiary and (b) such Restricted Subsidiary or Regulated Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary or Regulated Subsidiary as a result of any payment by such Restricted Subsidiary or Regulated Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full. The obligations of any such future Subsidiary Guarantor will be limited so as not to constitute a fraudulent conveyance under applicable federal or state laws.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Notes Guarantee.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary or Regulated Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon any:

(1) sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s and Regulated Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary or Regulated Subsidiary (which sale, exchange or transfer is not prohibited by the applicable Indenture) or upon the designation of such Restricted Subsidiary or Regulated Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the applicable Indenture; or

(2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Affiliates of any Restricted Subsidiary or Regulated Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary or Regulated Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company, a Restricted Subsidiary or a Regulated Subsidiary delivers to the applicable Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary or Regulated Subsidiary from a financial point of view;

(2) any transaction solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof;

(3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and customary indemnification arrangements entered into by the Company;

(4) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

(5) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(6) the granting or performance of registration rights under a written agreement and approved by the Board of Directors of the Company, containing customary terms, taken as a whole;

(7) loans to an Affiliate who is an officer, director or employee of the Company, a Restricted Subsidiary or a Regulated Subsidiary by a Regulated Subsidiary in the ordinary course of business in accordance with Sections 7 and 13(k) of the Exchange Act;

(8) deposit, checking, banking and brokerage products and services typically offered to our customers on substantially the same terms and conditions as those offered to our customers, or in the case of a Bank Regulated Subsidiary, as otherwise permitted under Regulation O promulgated by the Board of Governors of under the Federal Reserve System; or

(9) any Permitted Investments or any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (6) of this paragraph, (a) the aggregate amount of which exceeds $15 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $25 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the applicable Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date;

(2) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary or Regulated Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) In the case of the 2011 Notes, Liens to secure Indebtedness Incurred under clause (1) of the second paragraph of the “Limitation on indebtedness and issuances of preferred stock” covenant, and, in the case of the 2013 Notes, Liens securing Indebtedness (including Hedging Obligations with respect thereto) in an aggregate amount not to exceed the greater of (x) $300.0 million and (y) an amount equal to the Secured Indebtedness Cap on the date on which such Lien is to be incurred;

(6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant, to finance the cost (including the cost of improvement or construction and fees and expenses related to the acquisition) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within twelve months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(7) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(8) Liens incurred by the Company or a Restricted Subsidiary for the benefit of a Regulated Subsidiary in the ordinary course of business including Liens incurred in the Broker Dealer Regulated Subsidiary’s securities business with respect to obligations that do not exceed $200 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); or

(9) Permitted Liens.

Limitation on Sale-Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, enter into any Sale-Leaseback Transaction involving any of its assets or properties whether now owned or hereafter acquired.

The foregoing restriction does not apply to any Sale-Leaseback Transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of three years;

(2) the lease secures or relates to industrial revenue or pollution control bonds;

(3) the transaction is solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof; or

(4) the Company or such Restricted Subsidiary or Regulated Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the third paragraph of the “Limitation on Asset Sales” covenant.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to consummate any Regulated Sale unless (1) the consideration received by the Company or such Restricted Subsidiary or Regulated Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary or Regulated Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary or such Regulated

Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (excluding the first $300 million of Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from Asset Sales and Regulated Sales after the Closing Date) from one or more Asset Sales or Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the applicable Trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to:

(1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Worth,

(A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness or to redeem or repurchase Capital Stock, otherwise permitted by the applicable Indenture, of any Restricted Subsidiary or Regulated Subsidiary, in each case owing to or owned by a Person other than the Company or any Affiliate of the Company; or

(B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets; and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from one or more Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the applicable Trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $50 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any other purpose which is permitted by the applicable Indenture.

If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the applicable Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, engage in any business other than a Related Business.

Repurchase of Notes upon a Change of Control

The Company must commence, within 30 days of the later of (1) the occurrence of a Change of Control, and (2) a Rating Decline, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date; provided that the Company shall not be required to make an Offer to Purchase unless a Rating Decline occurs.

There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time).

The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of the applicable Indenture applicable to an Offer to Purchase for a Change of Control and purchases all Notes validly tendered and not withdrawn in such offer to purchase.

SEC Reports and Reports to Holders

The Company will deliver to the applicable Trustee within 30 days after the filing of the same with the Securities and Exchange Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Securities and Exchange Commission, to the extent permitted, and provide the applicable Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, provided that the Company need not file such reports or other information if, and so long as, it would not be required to do so pursuant to Rule 12h-5 under the Exchange Act. The Company will also comply with the other provisions of the TIA, section 314(a).

Effectiveness of Covenants

The covenants described under “—Limitation on Indebtedness and Issuances of Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries,” “—Future Subsidiary Guarantees,” “—Limitation on Transactions with Shareholders and Affiliates,” “—Limitation on Sale-Leaseback Transactions,” “—Limitation on Asset Sales,” “—SEC Reports,” “— Limitation on Lines of Business,” (the “Terminated Covenants”) will no longer be in effect upon the Company attaining Investment Grade Status. The Terminated Covenants will not be reinstated regardless of whether the Company’s credit rating is subsequently downgraded from Investment Grade Status.

Events of Default

The following events are defined as “Events of Default” in the applicable Indenture:

(a) default in the payment of principal of (or premium, if any, on) any 2011 Note or 2013 Note, as applicable, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any 2011 Note or 2013 Note, as applicable, when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the applicable Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant;

(d) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in the applicable Indenture or under the 2011 Notes or 2013 Notes, as applicable, (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the applicable Trustee or the Holders of 25% or more in aggregate principal amount of the 2011 Notes or 2013 Notes, as applicable;

(e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days of such acceleration or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended;

(f) any final judgment or order (not covered by insurance), that is non-appealable, for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 45 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(i) failure by any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary to meet the minimum capital requirements imposed by applicable regulatory authorities, and such condition continues for a period of 30 days after the Company or such Broker Dealer Regulated Subsidiary first becomes aware of such failure;

(j) failure by any Bank Regulated Subsidiary that is a Significant Subsidiary to be at least “adequately capitalized,” as defined in regulations of applicable regulatory authorities; provided that an Event of Default under this clause (j) shall not have occurred until (x) 45 days from the time that such Bank Regulated Subsidiary has notice or is deemed to have notice of such failure unless a capital restoration plan has been filed the with OTS within that time (y) the expiration of a 90-day period commencing on the earlier the date of initial submission of a capital restoration plan to the OTS (unless such capital plan is approved by the OTS before the expiration of such 90-day period or, if the OTS has notified us that it needs additional time to determine whether to approve such capital plan, in which case such 90-day period shall be extended until the OTS determines whether to approve such capital plan, such capital plan is approved by the OTS upon the expiration of such extended period);

(k) if the Company or any Subsidiary that holds Capital Stock of a Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall become ineligible to hold such Capital Stock by reason of a statutory disqualification or otherwise;

(l) the Commission shall revoke the registration of any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary as a broker-dealer under the Exchange Act or any such Broker Dealer Regulated Subsidiary shall fail to maintain such registration;

(m) the Examining Authority (as defined in Rule 15c3-1) for any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall suspend (and shall not reinstate within 10 days) or shall revoke such Broker Dealer Regulated Subsidiary’s status as a member organization thereof;

(n) the occurrence of any event of acceleration in a subordination agreement, as defined in Appendix D to Rule 15c3-1 of the Exchange Act, to which the Company or any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary is a party; or

(o) any Subsidiary Guarantor that is a Significant Subsidiary repudiates its obligations under its Note Guarantee or, except as permitted by the applicable Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under either Indenture, the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the 2011 Notes or 2013 Notes, as applicable, then outstanding, by written notice to the Company (and to the applicable Trustee if such notice is given by the Holders), may, and such Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the applicable Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding 2011 Notes or 2013 Notes, as applicable, by written notice to the Company and to the applicable Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences as to such Notes if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding 2011 Notes or 2013 Notes, as applicable, may direct the time, method and place of conducting any proceeding for any remedy available to the 2011 Trustee or 2013 Trustee, respectively, or exercising any trust or power conferred on such Trustee. However, the Trustees may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the Trustees in personal liability, or that the Trustees determine in good faith may be unduly prejudicial to the rights of Holders of the relevant Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of relevant Notes. A Holder may not pursue any remedy with respect to the applicable Indenture or Notes unless:

(1) the Holder gives the applicable Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding 2011 Notes or 2013 Notes, as applicable, make a written request to the applicable Trustee to pursue the remedy;

(3) such Holder or Holders offer the applicable Trustee indemnity satisfactory to such Trustee against any costs, liability or expense;

(4) such Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding 2011 Notes or 2013 Notes, as applicable, do not give the applicable Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Company must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and Regulated Subsidiaries and the Company’s and its Restricted Subsidiaries’ and its Regulated Subsidiaries’ performance under the applicable Indenture and that, to their knowledge, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the applicable Trustee of any default or defaults in the performance of any covenants or agreements under the applicable Indenture.

Consolidation, Merger and Sale of Assets

The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of (the “Surviving Person”) shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the applicable Trustee, all of the Company’s obligations under the applicable Indenture and the Notes; provided, that if such continuing Person or Person shall not be a corporation, such entity shall organize or have a wholly-owned Subsidiary in the form of a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof, and shall cause such corporation to expressly assume, as a party to the supplemental indenture referenced above, as a co-obligor, each of such continuing Person or Person’s obligations under the applicable Indenture and the Notes;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(4) immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(5) it delivers to the applicable Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

(6) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “—Consolidation, Merger and Sale of Assets” section, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indentures;

provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of organization or convert the form of organization of the Company to another form, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and Discharge

Each of the Indentures provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the relevant Notes on the 91st day after the deposit referred to below, and the provisions of the Indentures will no longer be in effect with respect to such Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) the Company has deposited with the applicable Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on such Notes on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and such Notes;

(B) the Company has delivered to the applicable Trustee (1) either (x) an Opinion of Counsel to the effect that Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “—Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the applicable Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the defeasance trust is not required to register as an investment company under the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default

Each of the Indentures further provides that the provisions of such Indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (c) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” clause (d) under “Events of Default” with respect to such other covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the applicable Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the relevant Notes on the Stated Maturity of such payments in accordance with the terms of such Indenture and such Notes, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by the Company to the applicable Trustee of an Opinion of Counsel to the effect that, among other things, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

If the Company exercises its option to omit compliance with certain covenants and provisions of either of the Indentures with respect to the applicable Notes as described in the immediately preceding paragraph and the applicable Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the applicable Trustee will be sufficient to pay amounts due on the applicable Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the applicable Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments, and any Subsidiary Guarantor’s Note Guarantee with respect to such payments will remain in effect.

Satisfaction and Discharge

Each of the Indentures will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

(1) either:

(a) all Notes that have been authenticated and delivered thereunder (other than destroyed, lost or stolen Notes that have been replaced, notes that are paid and notes for whose payment money or securities have theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the applicable Trustee for cancellation and the Company has paid all sums payable under such Indenture; or

(b) all Notes thereunder mature within one year or are to be called for redemption within one year and the Company has irrevocably deposited with the applicable Trustee, as trust funds in trust solely for the benefit of the holders, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of interest, to pay principal, premium, if any, and accrued interest on the applicable Notes to the date of maturity or redemption and all other sums payable under such Indenture;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under such Indenture or any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; and

(3) the Company has delivered irrevocable instructions to the applicable Trustee to apply the deposited money toward the payment of the applicable Notes at maturity or the redemption date, as applicable.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the applicable Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Each of the Indentures may be amended or supplemented, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in such Indenture, provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors of the Company as evidenced by a board resolution, adversely affect the interest of the Holders of the applicable Notes in any material respect;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets” or “ Future Subsidiary Guarantees”;

(3) comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indentures under the TIA;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder of the applicable Notes;

(6) provide for uncertificated Notes in addition to or in place of certificated Notes;

(7) provide for the issuance of Additional Notes in accordance with such Indenture;

(8) add Guarantees with respect to the applicable Notes in accordance with the applicable provisions of such Indenture;

(9) secure the applicable Notes; or

(10) conform any provision contained in such Indenture to this “Description of the New Notes.”

Modifications and amendments of either Indenture may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding 2011 Notes or 2013 Notes, as applicable, affected thereby; provided, however, that no such modification or amendment may, without the consent of each Holder of the outstanding 2011 Notes or 2013 Notes, as applicable, affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption “Optional Redemption”;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes or modify any provision of the applicable Indenture relating to modification or amendment thereof;

(7) reduce the above-stated percentage of outstanding notes of such series, the consent of whose holders is necessary to modify or amend the applicable Indenture;

(8) release any Subsidiary Guarantor from its Notes Guarantee, except as provided in the applicable Indenture; or

(9) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indentures, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee, manager, partner, equityholder or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

The Trustees

Except during the continuance of a Default, the Trustees will not be liable, except for the performance of such duties as are specifically set forth in the applicable Indenture. If an Event of Default has occurred and is continuing, each Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the applicable Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indentures and provisions of the TIA, incorporated by reference therein contain limitations on the rights of the Trustees, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustees are permitted to engage in other transactions; provided, however, that if the applicable Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The New Notes initially will be represented by one or more global notes in fully registered book-entry form without interest coupons. The New Notes will be deposited upon issuance with the applicable Trustee as custodian for The Depository Trust Company, also referred to as DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” In addition, transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it,

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the global notes; and

(2) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indentures for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, the Company and the Trustees will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the initial purchasers, the Trustees nor any agent of the Company, the initial purchasers or the Trustees has or will have any responsibility or liability for (1) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

The Company understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustees or the Company. None of the Company nor the Trustees will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and the Company and the Trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the accountholders in DTC on the one hand and directly or indirectly through Euroclear or Clearstream accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear or Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a global note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The Company understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants in whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction. However, if any of the events described under “—Exchange of Book-Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute such notes to its participants.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global note among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the initial purchasers or the Trustees nor any agent of the Company, the initial purchasers or the Trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the global note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act; or

(2) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In all the above cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Definitions

Set forth below are defined terms used in the covenants and other provisions of the applicable Indenture. Reference is made to the applicable Indenture for other capitalized terms used in this “Description of the New Notes” for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries and Regulated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary or Regulated Subsidiary, except that the Company’s equity in the net income of any such Person for such period (to the extent not otherwise excluded pursuant to clauses (2) through (6) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Company or to its Restricted Subsidiaries or Regulated Subsidiaries (less minority interest therein) as a dividend or other distribution;

(2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or Regulated Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) the net income of any Regulated Subsidiary (x) to the extent that the declaration or payment of dividends or similar distributions by such Regulated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement or instrument with a Person, other than such Regulated Subsidiaries applicable regulatory authorities, or any judgment or decree applicable to such Regulated Subsidiary (y) other than to the extent that such Regulated Subsidiary reasonably believes, in good faith, that such net income could be distributed, declared or paid as a dividend or similar distribution without causing such Regulated Subsidiary to fail to be at least “adequately capitalized” as defined in the regulations of applicable regulatory authorities, or to meet minimum capital requirements imposed by applicable regulatory authorities;

(5) any gains or losses (on an after-tax basis) attributable to Asset Sales or Regulated Sales;

(6) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries and Regulated Subsidiaries;

(7) all extraordinary gains and, solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, extraordinary losses;

(8) the cumulative effect of changes in accounting principles; and

(9) the net after-tax effect of impairment charges related to goodwill and other intangible assets.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or a Regulated Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries; provided that such Person’s primary business is a Related Business or (2) an acquisition by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that constitute substantially all of a division or line of business of such Person that is a Related Business.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the applicable Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include:

(a) sales or other dispositions of Investment Securities, inventory, receivables and other current assets;

(b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant;

(c) sales, transfers or other dispositions of assets with a fair market value not in excess of $2.5 million in any transaction or series of related transactions;

(d) any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(e) an issuance of Capital Stock by a Restricted Subsidiary or the sale, transfer or other disposition by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary or Regulated Subsidiary, in each case to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary; or

(f) Permitted Liens, or foreclosure on assets as a result of Liens permitted under the “Limitation on Liens” covenant.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors, or any other group performing comparable functions.

“Bank Regulated Subsidiary” means (i) ETB Holdings, Inc. (provided that such entity is a savings and loan holding company, as defined under the Home Owners’ Loan Act, as amended, or a bank holding company, as defined under the Bank Holding Company Act, as amended, but in no event shall such entity mean, or include, the Company), (ii) any direct or indirect insured depository institution subsidiary of the Company that is regulated by foreign, federal or state banking regulators, including, without limitation, the OTS and the FDIC or (iii) any Subsidiary of a Bank Regulated Subsidiary all of the Common Stock of which is owned by such Bank Regulated Subsidiary and the sole purpose of which is to issue trust preferred or similar securities where the proceeds of the sale of such securities are invested in such Bank Regulated Subsidiary and where such proceeds would be treated as Tier I capital were such Bank Regulated Subsidiary a bank holding company regulated by the Board of Governors of the Federal Reserve System.

“Broker Dealer Regulated Subsidiary” means any direct or indirect subsidiary of the Company that is registered as a broker dealer pursuant to Section 15 of the Exchange Act or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or

(2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means (1) as to the 2011 Notes, June 8, 2004, the date on which notes were initially issued under the 2011 Indenture and (2) as to the 2013 Notes, September 19, 2005, the date on which notes were initially issued under the 2013 Indenture.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense; and

(5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company, its Restricted Subsidiaries and its Regulated Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary or Regulated Subsidiary is not a Wholly Owned Restricted Subsidiary, or Wholly Owned Regulated Subsidiary, as the case may be, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary or Regulated Subsidiary multiplied by (B) the percentage of Common Stock of such Restricted Subsidiary or Regulated Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries or any of its Wholly Owned Regulated Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters (the “Four Quarter Period”), for which financial statements are available, ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”), to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiaries as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter

Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense, plus (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of such Person (other than (x) dividends paid in Qualified Capital Stock and (y) dividends on the Preferred Stock, the net proceeds of which will be used for the Distribution, to the extent they are paid in kind or accrete, except to the extent they constitute Disqualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation of the type described under clause (4) of the definition of “Indebtedness”, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; Indebtedness that is Guaranteed or secured by the Company, any of its Restricted Subsidiaries, or any of its Regulated Subsidiaries), and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company, its Restricted Subsidiaries and its Regulated Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary or Regulated Subsidiary if the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable, in the case of the 2011 Notes, in connection with the offering of the 2011 Notes or, in the case of the 2013 Notes, in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (3) interest payments on trust preferred or similar securities issued by a Regulated Subsidiary to the extent the proceeds of the sale of such securities are invested in a Regulated Subsidiary.

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries and Regulated Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

“Credit Facility” means a credit facility of, or Guaranteed by, the Company and used by the Company, its Restricted Subsidiaries or its Regulated Subsidiaries for working capital and other general corporate purposes together with the related documents (including, without limitation, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement), supplemented, replaced or otherwise modified from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to a date that is 123 days following the Stated Maturity of the 2011 Notes or the 2013 Notes, as applicable, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the 2011 Notes or the 2013 Notes, as applicable, or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the 2011 Notes or the 2013 Notes, as applicable; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the 2011 Notes or the 2013 Notes, as applicable, shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company with total assets as determined under GAAP of at least $100,000, as set forth on the most recently available quarterly or annual consolidated balance sheet of such Restricted Subsidiary other than a Restricted Subsidiary that is (1) a Foreign Subsidiary or (2) a Subsidiary of any such Foreign Subsidiary.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy which, if determined by the Board of Directors as evidenced by a Board Resolution, shall be conclusively determined.

“FDIC” means the Federal Deposit Insurance Corporation.

“Foreign Subsidiary” means any Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code or any subsidiary that is otherwise organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the applicable Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the applicable Indenture shall be made without giving effect to (1) the amortization of any expenses incurred, in the case of the 2011 Notes, in connection with the offering of the 2011 Notes or, in the case of the 2013 Notes, in connection with the offering of the Notes, and (2) except as otherwise provided, the amortization or writedown of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and Statement of Financial Accounting Standards No. 142.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued by a Bank Regulated Subsidiary in the ordinary course of its business or STAMP or other signature guarantees made by a Regulated Subsidiary in the ordinary course of its business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under (i) currency exchange, interest rate, commodity, credit or equity swap, forward or futures agreements, currency exchange, interest rate, commodity, credit or equity cap agreements, currency exchange, interest rate, commodity, credit or equity collar agreements, or currency exchange, interest rate, commodity, credit or equity puts or calls, and (ii) other agreements or arrangements designed to protect such Person, directly or indirectly, against fluctuations in currency exchange, interest rate, commodity or equity prices.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding letters of credit issued by such Person and excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is recorded as a liability under GAAP and due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) Acquired Indebtedness;

(9) to the extent not otherwise included in this definition, net obligations under Hedging Obligations (other than Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, equity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(10) all obligations to redeem or repurchase Preferred Stock issued by such Person, other than PIK Preferred Stock,

provided that Indebtedness shall not include:

(a) obligations arising from products and services offered by Bank Regulated Subsidiaries or Broker Dealer Regulated Subsidiaries in the ordinary course including, but not limited to, deposits, CDs, prepaid forward contracts, swaps, exchangeable debt securities, foreign currency purchases or sales and letters of credit;

(b) indebtedness or other obligations incurred in the ordinary course arising from margin lending, Stock Loan activities or foreign currency settlement obligations of a Broker Dealer Regulated Subsidiary;

(c) indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(d) Purchase Money Indebtedness of the Company or any Restricted Subsidiary not to exceed at any one time outstanding 5% of Consolidated Net Worth;

(e) indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(f) indebtedness Incurred by Professional Path, Inc. in the ordinary course of its proprietary trading activities in an amount not to exceed at any one time outstanding of $5 million;

(g) advances from the Federal Home Loan Bank, Federal Reserve Bank (or similar institution), repurchase and reverse repurchase agreements relating to Investment Securities, medium term notes, treasury tax and loan balances, special direct investment balances, bank notes, commercial paper, term investment option balances, brokered certificates of deposit, dollar rolls, and fed funds purchased, in each case incurred in the ordinary course of a Regulated Subsidiary’s business;

(h) Indebtedness Incurred by a Regulated Subsidiary and Guaranteed by the Company (i)(A) the proceeds of which are used to satisfy applicable minimum capital requirements imposed by applicable regulatory authorities of such Regulated Subsidiary and (B) where the provision of such Guarantee by the

Company is required by the applicable regulatory authority or (ii) where the provision of such Guarantee by the Company is required by a bank, clearing house or other market participant in connection with the ordinary course of a Broker Dealer Regulated Subsidiary’s business.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

(A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

(B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest and

(C) that Indebtedness shall not include:

(x) any liability for federal, state, local or other taxes,

(y) performance, surety or appeal bonds provided in the ordinary course of business or

(z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Insurance Regulated Subsidiary” means any Subsidiary which conducts an insurance business such that it is regulated by any supervisory agency, state insurance department other state, federal or foreign insurance regulatory body or the National Association of Insurance Commissioners.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding Investment Securities, advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or as a Regulated Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the “Limitation on Asset Sales” covenant.

“Investment Grade Status” shall occur when the 2011 Notes or 2013 Notes, as applicable, receive a rating of “BBB-” or higher from S&P or a rating of “Baa3” or higher from Moody’s.

“Investment Securities” means marketable securities of a Person (other than an Affiliate or joint venture of the Company or any Restricted Subsidiary or any Regulated Subsidiary), mortgages, credit card and other loan receivables, futures contracts on marketable securities, interest rates and foreign currencies used for the hedging of marketable securities, mortgages or credit card and other loan receivables purchased, borrowed, sold, loaned or pledged by such Person in the ordinary course of its business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale or Regulated Sale, the proceeds of such Asset Sale or Regulated Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(1) brokerage commissions and other fees and expenses (including attorney’s fees, accountants’ fees, underwriters’, placement agents’ and other investment bankers’ fees, commissions and consultant fees) related to such Asset Sale or Regulated Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale or Regulated Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, together with any actual distributions to shareholders of the type contemplated under clause (b)(9) under the covenant entitled “Limitation on Restricted Payments” with respect to the taxable income relating to such Asset Sale or Regulated Sale;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale or Regulated Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale and

(4) appropriate amounts to be provided by the Company, any Restricted Subsidiary or any Regulated Subsidiary as a reserve against any liabilities associated with such Asset Sale or Regulated Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Regulated Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means (1) as to the 2011 Notes, any Guarantee of the obligations of the Company under the 2011 Indenture and the 2011 Notes by any Subsidiary Guarantor and (2) as to the 2013 Notes, any Guarantee of the obligations of the Company under the 2013 Indenture and the 2013 Notes by any Subsidiary Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the applicable Trustee and each Holder stating:

(1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or multiples of $1,000.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the applicable Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the applicable Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustees shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, if the Company is required to repurchase Notes pursuant to an Offer to Purchase.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the applicable Trustee, that meets the requirements of the applicable Indenture.

“Outstanding Convertible Notes” means 6.75% convertible subordinated notes due May 2008, issued by the Company pursuant to the indenture dated May 29, 2001, outstanding on the Closing Date, and 6.00% convertible subordinated notes due February 2007, issued by the Company pursuant to the indenture dated February 1, 2000, outstanding on the Closing Date.

“OTS” means the Office of Thrift Supervision.

“Permitted Investment” means:

(1) an Investment in the Company or a Restricted Subsidiary or a Regulated Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or Regulated Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary or Regulated Subsidiary; provided that such person’s primary business is a Related Business on the date of such Investment;

(2) Temporary Cash Investments and Investment Securities;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, securities prices, foreign currency exchange rates or interest rates; and

(7) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the “Limitation on Asset Sales” covenant.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a lender’s unexercised rights of set-off) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(11) Liens in favor of the Company or any Restricted Subsidiary;

(12) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities or securities;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

(18) Liens on or sales of receivables or mortgages.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Preferred Stock” means Preferred Stock the terms of which do not permit the declaration or payment of any dividend or other distribution thereon or with respect thereto, or the redemption or conversion thereof, in each such case prior to the payment in full of the Company’s obligations under the 2011 Notes or the 2013 Notes, as applicable.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Rating Agency” means any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

“Rating Decline” means (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the 2011 Notes or the 2013 Notes, as applicable, by both Moody’s and S&P or (ii) a withdrawal of the rating of the 2011 Notes or the 2013 Notes, as applicable, by Moody’s and S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 30 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Company, or a stockholder of the Company, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the 2011 Notes or the 2013 Notes, as applicable, relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Regulated Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1) all or any of the Common Stock of any Regulated Subsidiary that constitutes a Significant Subsidiary, or

(2) all or substantially all of the property and assets of an operating unit or business of any Regulated Subsidiary that constitutes a Significant Subsidiary,

in each case, that is not governed by the provisions of the applicable Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Regulated Sale” shall not include an issuance, sale, transfer or other disposition of Capital Stock by a Regulated Subsidiary to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary.

“Regulated Subsidiary” means a Broker Dealer Regulated Subsidiary, a Bank Regulated Subsidiary or an Insurance Regulated Subsidiary or any other Subsidiary subject to minimum capital requirements or other similar material regulatory requirements imposed by applicable regulatory authorities.

“Related Business” means any financial services business which is the same as or ancillary or complementary to any business of the Company and its Restricted Subsidiaries and Regulated Subsidiaries that is being conducted on the Closing Date, including, but not limited to, activities under Section 4(k) of the Bank Holding Company Act, as amended, or Section 10 of the Home Owners’ Loan Act, as amended, broker-dealer services, insurance, investment advisory services, specialist and other market making activities, trust services, underwriting and the creation of and offers and sales of interests in mutual funds.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries and its Regulated Subsidiaries existing on such date.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary or a Regulated Subsidiary.

“Sale-Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person sells or transfers property and then or thereafter leases such property or any substantial part thereof which such Person intends to use for substantially the same purpose or purposes as the property sold or transferred, provided that for purposes of this definition, “property” shall not include Investment Securities.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Secured Indebtedness Cap” means, on any date, an amount equal to 1.0 times the Consolidated EBITDA of the Company for the most recently ended Four Quarter Period for which financial statements are available immediately preceding such date. For purposes of making the computation referred to above, Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the date of such calculation, as if such Asset Sale or Asset

Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stock Loan” means a “Loan” as used in the Master Securities Loan Agreement published from time to time by the Bond Market Association.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Domestic Subsidiary which provides a Note Guarantee of the Company’s obligations under the applicable Indenture and Notes pursuant to the “Future Subsidiary Guarantees.”

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within one year unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any Indebtedness;

(2) demand deposits, time deposit accounts, bankers acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company (i) has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or (ii) is a money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary or Regulated Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness and Issuance of Preferred Stock” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the applicable Indenture. Any such designation by the Board of Directors shall be evidenced to the applicable Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the 2011 Notes or the 2013 Notes, as applicable, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership all of the outstanding Capital Stock of such Subsidiary by such Person or one or more Wholly Owned Subsidiaries of such Person.

THE EXCHANGE OFFER

In a set of registration rights agreements between E*TRADE and the initial purchasers of the old notes, we agreed:

(1)	to file a registration statement on or prior to November 18, 2005, with respect to the Old 2011 Notes and the Initial Old 2013 Notes, and on or prior to January 9, 2006 with respect to the Additional Old 2013 Notes with respect to an offer to exchange the old notes for a new issue of notes, with terms substantially the same as of the old notes but registered under the Securities Act;

(2)	to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to May 17, 2006, with respect to the registration statement relating to the Old 2011 Notes and the Initial Old 2013 Notes, and on or prior to July 8, 2006 with respect to the registration statement relating to the Additional Old 2013 Notes; and

(3)	use our reasonable best efforts to consummate the exchange offer and issue the new notes pursuant to the registration statement within 30 business days after the registration statement is declared effective.

The registration rights agreements provide that if:

(1)	we fail to file a registration statement by November 18, 2005, with respect to the Old 2011 Notes and the Initial Old 2013 Notes, and on or prior to January 9, 2006 with respect to the Additional Old 2013 Notes;

(2)	we fail to cause the registration statement to be declared effective by the SEC by May 17, 2006, with respect to the registration statement relating to the Old 2011 Notes and the Initial Old 2013 Notes, and on or prior to July 8, 2006 with respect to the registration statement relating to the Additional Old 2013 Notes;

(3)	we fail to consummate the exchange offer pursuant to the registration statement within 30 business days after the registration statement is declared effective; or

(4)	in the event we file a shelf registration statement, our shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of old notes during the periods specified in the registration rights agreement, then we must pay additional interest (in addition to interest which is otherwise due on the old notes) to each holder of affected old notes, with respect to the first 90-day period immediately following the occurrence of the first event relating to such old notes referred to in clauses (1) through (4) above (each such event, a “registration default”), in an amount equal to 0.25% per annum of the principal amount of old notes held by such holder. The amount of additional interest (in addition to interest which is otherwise due on such old notes) will increase by an additional 0.25% per annum of the principal amount of such old notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest (in addition to interest which is otherwise due on the old notes) for all registration defaults of 1.0% per annum of the principal amount of such old notes. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	You may only exchange old notes for new notes of the same interest rate and maturity. In other words, you may not exchange Old 2011 Notes for New 2013 Notes, or Old 2013 Notes for New 2011 Notes.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on •, 2005; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means •, 2005 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $100,000,000 in aggregate principal amount of the Old 2011 Notes and $600,000,000 in aggregate principal amount of the Old 2013 Notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “—Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by E*TRADE in its sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither E*TRADE, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York at the address set forth below under “—Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal;

(2)	a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

(3)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to E*TRADE.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by E*TRADE, proper evidence satisfactory to E*TRADE of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1)	the tender is made through an eligible institution;

(2)	prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

(a)	the name and address of the holder of old notes;

(b)	the amount of old notes tendered;

(c)	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3)	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “—Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

By Facsimile: (212) 298-1915 Confirm by Telephone: (212) 815-•	By Registered or Certified Mail or By Hand: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – Floor 7E New York, NY 10286 Attention: •	By Regular Mail or Overnight Delivery: The Bank of New York Corporate Trust Window 101 Barclay Street – Floor 7E New York, NY 10286 Attention: •

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $313,000.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of E*TRADE or who intends to participate in the exchange offer for the purpose of distributing the new notes:

(1)	will not be able to rely on the interpretation of the staff of the SEC;

(2)	will not be able to tender its old notes in the exchange offer; and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The exchange of old notes for new notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale;

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES

Davis Polk & Wardwell, Menlo Park, California will opine for us on whether the new notes are valid and binding obligations of E*TRADE.

EXPERTS

The financial statements as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K (except for Item 8 which has been revised in our Current Report on Form 8-K filed on October 17, 2005) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to E*TRADE. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 5 of E*TRADE’s Bylaws provides for indemnification by E*TRADE of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. E*TRADE’s Certificate of Incorporation provides for such limitation of liability.

E*TRADE maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to E*TRADE with respect to payments which may be made by E*TRADE to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Registration Rights Agreements filed as Exhibits 4.5, 4.6 and 4.7 to this Registration Statement provides for indemnification of directors and officers of E*TRADE by the holders of the old notes against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Document

4.1*	Indenture, dated as of June 8, 2004, between E*TRADE Financial Corporation and The Bank of New York, as Trustee

4.2**	Supplemental Indenture dated as of September 19, 2005, between E*TRADE Financial Corporation and The Bank of New York, as Trustee

4.3**	Indenture, dated as of September 19, 2005, between E*TRADE Financial Corporation and The Bank of New York, as Trustee

4.4***	Supplemental Indenture dated as of November 10, 2005, between E*TRADE Financial Corporation and the Bank of New York, as Trustee

4.5**

Registration Rights Agreement dated as of September 19, 2005, among E*TRADE Financial Corporation and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, relating to the Company’s 8% Senior Notes Due 2011

4.6**

Registration Rights Agreement dated as of September 19, 2005, among E*TRADE Financial Corporation and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, relating to the Company’s 7 3/8% Senior Notes Due 2013

4.7***

Registration Rights Agreement dated as of November 10, 2005, among E*TRADE Financial Corporation and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, relating to the Company’s 7 3/8% Senior Notes Due 2013

5.1	Opinion of Davis Polk & Wardwell with respect to the new notes

Exhibit No.	Document

8	Tax Opinion of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included on signature page)

25.1	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee under the Supplemental Indenture dated as of September 19, 2005

25.2	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee under the Indenture dated as of September 19, 2005

25.3	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee under the Supplemental Indenture dated as of November 10, 2005

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Letter to Nominees

99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Previously filed as Exhibit 4 to the Company’s Registration Statement on Form S-4 filed July 1, 2004.
**	Previously filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
***	Previously filed as exhibits to the Company’s Current Report on Form 8-K filed November 15, 2005.

Item 22. Undertakings.

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona file offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, E*TRADE Financial Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 18, 2005.

E*TRADE FINANCIAL CORPORATION

By:	/S/ ROBERT J. SIMMONS
	Name:	Robert J. Simmons
	Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell S. Elmer and Robert J. Simmons, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GEORGE A. HAYTER (George A. Hayter)	Chairman of the Board	November 18, 2005

/S/ MITCHELL H. CAPLAN (Mitchell H. Caplan)	Chief Executive Officer (principal executive officer)	November 18, 2005

/S/ ROBERT J. SIMMONS (Robert J. Simmons)	Chief Financial Officer (principal financial and accounting officer)	November 18, 2005

/S/ DARYL G. BREWSTER (Daryl G. Brewster)	Director	November 18, 2005

/S/ RONALD D. FISHER (Ronald D. Fisher)	Director	November 18, 2005

/S/ MICHAEL K. PARKS (Michael K. Parks)	Director	November 18, 2005

/S/ C. CATHLEEN RAFFAELI (C. Cathleen Raffaeli)	Director	November 18, 2005

/S/ LEWIS E. RANDALL (Lewis E. Randall)	Director	November 18, 2005

/S/ DONNA L. WEAVER (Donna L. Weaver)	Director	November 18, 2005

/S/ STEPHEN H. WILLARD (Stephen H. Willard)	Director	November 18, 2005

EXHIBIT INDEX

Exhibit No.	Document

4.1*	Indenture, dated as of June 8, 2004, between E*TRADE Financial Corporation and The Bank of New York, as Trustee

4.2**	Supplemental Indenture dated as of September 19, 2005, between E*TRADE Financial Corporation and The Bank of New York, as Trustee

4.3**	Indenture, dated as of September 19, 2005, between E*TRADE Financial Corporation and The Bank of New York, as Trustee

4.4***	Supplemental Indenture dated as of November 10, 2005, between E*TRADE Financial Corporation and the Bank of New York, as Trustee

4.5**

Registration Rights Agreement dated as of September 19, 2005, among E*TRADE Financial Corporation and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, relating to the Company’s 8% Senior Notes Due 2011

4.6**

Registration Rights Agreement dated as of September 19, 2005, among E*TRADE Financial Corporation and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, relating to the Company’s 7 3/8% Senior Notes Due 2013

4.7***

Registration Rights Agreement dated as of November 10, 2005, among E*TRADE Financial Corporation and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, relating to the Company’s 7 3/8% Senior Notes Due 2013

5.1	Opinion of Davis Polk & Wardwell with respect to the new notes

8	Tax Opinion of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included on signature page)

25.1	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee under the Supplemental Indenture dated as of September 19, 2005

25.2	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee under the Indenture dated as of September 19, 2005

25.3	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee under the Supplemental Indenture dated as of November 10, 2005

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Letter to Nominees

99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Previously filed as Exhibit 4 to the Company’s Registration Statement on Form S-4 dated July 1, 2004.
**	Previously filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
***	Previously filed as exhibits to the Company’s Current Report on Form 8-K filed November 15, 2005.